Exhibit 4

MEMORANDUM OF AGREEMENT

DATED 25 OCTOBER 2005

TELEFON AKTIEBOLAGET LM ERICSSON

and

MARCONI CORPORATION PLC

ALLEN & OVERY LLP

LONDON

THIS MEMORANDUM OF AGREEMENT is made as a deed on              October 2005

BETWEEN:

(1)	TELEFON AKTIEBOLAGET LM ERICSSON (organisation number 556016-0680) whose registered office is at 164 83, Stockholm, Sweden (Ericsson); and

(2)	MARCONI CORPORATION PLC (registered number 00067307) whose registered office is at New Century Park, PO Box 53, Coventry, Warwickshire CV3 1HJ, United Kingdom (Marconi).

THIS DEED WITNESSES as follows:

1.	SALE AND PURCHASE
1.1	Marconi shall sell, or procure the sale of, and Ericsson shall purchase or assume, or procure the purchase or assumption of, the assets, shares and (subject to clauses 1.2 and 1.3) liabilities in, or included in schedule 3 together with, to the extent not in, or included in schedule 3:

(a)	all rights and (subject to clauses 1.2 and 1.3) obligations in respect of SoftSwitch (as defined in clause 14.4(c));

(b)	all Intellectual Property comprising:

(i)	all copyright, patents, data base rights and rights in trade marks, designs, know how and confidential information (whether registered or unregistered);

(ii)	applications for registration, and the right to apply for registration, for any of these rights;

(iii)	all other intellectual property rights and equivalent forms of protection,

in each case existing anywhere in the world and owned by Marconi or any Marconi subsidiary, but excluding any rights relating exclusively to System X and Payphones;

(c)	all tools (including software tools), manuals (including installation and commissioning manuals), instructions, drawings and/or specifications used for the design, production, installation, commissioning or maintenance of any Product (as defined in clause 1.3) and all copies thereof;

(d)	all land and buildings which are occupied or actively in use as at the Effective Date in the operations of the businesses or the companies which are the subject of the Transactions (including properties partially occupied or in use, but excluding the Leased Properties (as defined in the agreement to be entered into in the form set out in schedule 1, which will be dealt with as described in that schedule)).

Any reference in this agreement to schedule 3 shall (where relevant to the context in which it is used) be deemed to be to schedule 3 as adjusted in accordance with the provisions of this agreement.

In this agreement a property which is partly occupied or in active use and a property which is partly sublet and partly occupied or in active use shall be treated as an asset for the purposes of clause 1.1.

1.2	The liabilities which Ericsson shall assume, or procure the assumption of, shall be:

(a)	any liability or potential liability which falls within a particular category or description of liabilities (for example only, warranty liabilities) in respect of which category or description a provision of a monetary amount is made in, or included in schedule 3, whether the amount of that liability actually exceeds or is less than the amount of the provision in, or included in, schedule 3. For the avoidance of doubt, Ericsson is assuming all liabilities which fall or would fall within a warranty reserve established by Marconi in accordance with the Accounting Policies in respect of products or services delivered before or after the Effective Date;

(b)	any liability or potential liability (including, for the avoidance of doubt, historic liabilities) relating to persons who become employees of Ericsson or any Ericsson subsidiary as a result of the Transactions other than the liabilities described in clauses 1.3(f) and (h) below but, for the avoidance of doubt, including any employees in SoftSwitch (approximately 300) other than those working on or in System X Products (approximately 30);

(c)	any actual or potential environmental liability (as defined in clause 1.3(a)) in respect of land or buildings which are occupied or actively in use as at the Effective Date in the operations of the businesses or companies which are the subject of the Transactions in respect of which a provision of a monetary amount is made in, or included in, schedule 3, whether the amount of that liability actually exceeds or is less than the amount of the provision in, or included in schedule 3;

(d)	any liability arising out of the performance or termination, in each case, from or after the Effective Date of any contract (other than an employment contract) entered into or order made prior to the date of closing by or on behalf of any business which is the subject of an Asset Transaction which remains (in whole or in part) to be performed or which has outstanding obligations as at the Effective Date including all orders and contracts for the manufacture, sale or purchase of goods or provision or supply of services or for the hire purchase, credit sale, leasing or licence of goods or services but excluding all cross licence agreements (other than the patent licence agreement between Marconi and Telcordia) referred to in clause 1.3(d) and, for the avoidance of doubt, any contract or order which relates exclusively to the Retained Business (as defined in clause 1.3), and in respect of the CSC Contract (as defined in clause 1.8), only in so far as Ericsson is to assume liability for that contract under clause 1.8.

1.3	Without prejudice to the provisions of clause 1.2, the liabilities which Ericsson shall assume, or procure the assumption of, shall not include, and neither Ericsson nor any Ericsson subsidiary shall have any obligation in respect of:

(a)	matters relating to the condition, protection, maintenance, restoration or replacement of the environment or any part of it arising directly or indirectly out of the manufacturing, processing, treatment, storage, keeping, handling, use (including as a building material) possession, supply, receipt, sale, purchase, import, export, transportation or presence of any hazardous or toxic substances, pollutants or contaminants or waste present or in existence on or before the Effective Date (environmental liabilities);

(b)	land or buildings not occupied or actively in use as at the Effective Date in the operations of the businesses or the companies which are the subject of the Transactions unless otherwise expressly agreed in writing between the parties after the signing of this agreement (and a property which falls within this sub-clause shall not be included as an asset for the purposes of clause 1.1);

(c)	employees or past employees of Marconi or any Marconi subsidiary who are not as at the Effective Date employed in the businesses or the companies which are the subject of the Transactions and who do not become employees of Ericsson or any Ericsson subsidiary as a result of the Transactions;

(d)	any cross licence agreement (being an agreement pursuant to which Marconi or any Marconi subsidiary has received a licence of patent rights from a third party and has granted a licence of patent rights to such third party) between Marconi (or any Marconi subsidiary) and a third party (including, but not limited to the cross licence agreements between Marconi and each of IBM, Lucent and Alcatel but excluding the patent licence agreement between Marconi and Telcordia);

(e)	the Retained Business (as defined below);

(f)	any retirement benefit, pensions, post retirement life insurance or medical care, other long-term employee benefits (including long-service leave or sabbatical leave, jubilee or other long-service benefits, long-term disability benefits or deferred compensation) or termination benefit obligation for:

(i)	any existing or past employee of Marconi or any Marconi subsidiary who is not a Transferring Employee (as defined in Part 1 of schedule 6) referable to service with Marconi or any Marconi subsidiary on or following the Effective Date; and

(ii)	any existing or past employee of Marconi or any Marconi subsidiary referable to service with Marconi or any Marconi subsidiary at any time in the period up to the Effective Date save to the extent expressly provided in clause 10 and/or schedule 6 (Pensions and similar benefits);

(g)	taxes and any levies, duties, imposts, charges and withholdings in the nature of tax, including (without limitation) taxes on gross or net income, profits or gains, taxes on receipts, sales, use, occupation, franchise, transfer, value added and personal property and social security taxes, together with all penalties, charges, additions to tax and interest relating to any of them (Taxation), in respect of the conduct of any business which is the subject of an Asset Transaction and attributable to any tax period or portion of such period ending on or before the Effective Date;

(h)	bonuses or incentives payable to staff or management (including, without limitation, any bonuses or incentives arising as a result of or in connection with the Transaction) in so far as such payments relate to the conduct or operations of the businesses and/or companies which are the subject of the Transactions in the period up to and including the Effective Date;

(i)	trade creditors for purchase invoices in respect of the Northern Europe division of Marconi Communications Limited;

(j)	the contract between Marconi (or a Marconi subsidiary) and Siemens in Germany (as referred to in paragraph (viii) of schedule 7);

(k)	the contract between Marconi (or a Marconi subsidiary) and GT Nigeria (as referred to in paragraph (ix) of schedule 7);

(l)	the contract between Marconi Communications Limited and Energis which is described as the Energis Multivendor Support Contract (Contract Number: 813760/1-1-1-MGOCN).

In this clause 1.3 “Retained Business” means:

(a)	the development, manufacture, importation, use, sale and/or other exploitation of System X Products; and

(b)	the development, manufacture, importation, use, sale and/or other exploitation of Interactive Systems and Payphones Products;

(c)	the non-Product specific telecommunications services business of Marconi and/or its subsidiaries as currently carried on in the United Kingdom and the value added business of Marconi and/or its subsidiaries as currently carried on in the United Kingdom and Germany; and

(d)	the telecommunications services business of Marconi and/or its subsidiaries as currently carried on worldwide in respect of:

(i)	the development, manufacture, importation, use, sale and/or other exploitation of System X Products; and

(ii)	the development, manufacture, importation, use, sale and/or other exploitation of Interactive Systems and Payphones Products.

“Interactive Systems and Payphones Products” means the payphones and multimedia Interactive terminals manufactured or supplied by Marconi or any of its subsidiaries prior to the date of this agreement, including (without limitation) the management and security systems and the software used in association with such payphones and terminals;

“Product” means any product:

(a)	manufactured or supplied or being developed by or on behalf of a company (or any of its subsidiaries) which is the subject of a Share Transaction at or at any time prior to the date on which the shares in such company are transferred to Ericsson or any Ericsson subsidiary; or

(b)	the rights to which are acquired by Ericsson or any subsidiary of Ericsson under or pursuant to any Asset Transaction.

“System X Products” means the digital switching range of products manufactured or supplied by Marconi or any of its subsidiaries prior to the date of this agreement, and associated software known at the date of this agreement as “System X” products, including (without limitation):

(a)	the development and test environments of such products;

(b)	the products peripheral to the “System X” products and which are known as at the date of this agreement as “DCD”, “SDBCS”, “EMW” and “ISP”, and the “System X” product releases known as “Trunk”, “Local”, “SPR”, “FAS” and “SAS”.

1.4	The Transactions, subject to the relevant closing(s) taking place, shall be with effect from the Effective Date which shall mean 1 January 2006 save in respect of any closing to which the provisions of clause 2.7 apply, in which case it shall mean the date immediately following 31 March 2006, 30 June 2006 or 30 September 2006, as determined in accordance with that clause. The parties agree that economic ownership of the assets, shares and (subject to clauses 1.2 and 1.3) liabilities which are the subject of the Transactions shall be deemed to take effect as from the Effective Date. Accordingly (and subject to the provisions of this agreement and the agreements referred to in clause 1.7), all profits and losses arising out of the operations of the businesses and companies which are the subject of the Transactions in the period from (and including) the Effective Date shall be for the benefit or, as the case may be, account of Ericsson and its subsidiaries.

1.5	If by operation of law, Ericsson or any Ericsson subsidiary (including any Marconi subsidiary which has become an Ericsson subsidiary) assumes any liability which, in accordance with the provisions of clauses 1.2 and 1.3, is not a liability to be assumed by Ericsson or any such Ericsson subsidiary, Marconi shall, subject to the provisions of schedule 8, pay, or procure the payment of, a sum to Ericsson or the relevant Ericsson subsidiary (which sum is to be paid by way of reduction of the consideration received in respect of the Transaction(s) which gave rise to the assumption of the liability in question) sufficient to provide indemnification against any such liability, charge, loss, cost and expense arising out of, or connected to, the assumption of that liability by Ericsson or an Ericsson subsidiary (including any Marconi subsidiary which has become an Ericsson subsidiary).

1.6	The assets which Ericsson shall acquire or procure the purchase of shall not include:

(a)	any asset used exclusively in, or relating exclusively to, the Retained Business; and

(b)	trade receivables in respect of the Northern Europe division of Marconi Communications Limited.

1.7	Each of Marconi and Ericsson shall, or shall procure that their respective subsidiaries shall, enter into on or before 31 December 2005, and (subject to satisfaction or waiver (if applicable) of the Conditions to Master Closing (as defined in clause 4.1) and (in so far as they are relevant to the closing of a Transaction) the Conditions to Local Closing (as defined in clause 4.3)) close the Transactions and perform obligations on the terms and subject to the conditions set out in this agreement and:

(a)	in schedule 1 in the case of a sale and purchase of assets and an assumption of liabilities (each such transaction being an Asset Transaction); and

(b)	in schedule 2 in the case of a sale and purchase of shares (each such transaction being a Share Transaction),

subject only (in each case) to such amendments to schedule 1 or schedule 2 respectively as may be required by mandatory operation of law applicable to such Transaction or as may be agreed between Marconi and Ericsson.

1.8	Subject to Master Closing and without prejudice to any other provision of this agreement, it is agreed that:

(a)	Ericsson shall assume, or procure the assumption of, any liability arising out of the performance from or after the Effective Date of the master agreement for the provision of IT and project services between CSC International Systems Management Inc (CSC), Marconi Corporation plc and Marconi Communications Limited dated 23 May 2003 (the CSC Contract) to the extent relating to any of the businesses and companies which are the subject of the Transactions, and each party shall bear its own costs incurred in procuring CSC’s consent to the transfer to Ericsson of that part of the contract relating to the businesses and companies which are the subject of the Transactions.

(b)	Ericsson shall not assume, or procure the assumption of, that part of the CSC Contract (and the rights and obligations under the CSC Contract) relating to the Retained Business and Marconi shall retain all rights and obligations in respect of that part of the CSC Contract that relates to the Retained Business.

The provisions of paragraphs 2.5, 2.6 and 2.7 of schedule 2 of the agreement to be entered into in the form set out in schedule 1 shall apply to the CSC Contract as if the same were set out in this clause.

2.	CONSIDERATION

2.1	The consideration payable on closing in respect of the Transactions shall be as set out in column 5 (Intangible Assets) and column 4 (Net Assets) of schedule 3 subject to the adjustments agreed between the parties in accordance with the provisions of clauses 2.3 and 2.5. The parties acknowledge that the amounts and items in, or included in, schedule 3 have been derived from the provisional 30 September 2005 balance sheet provided by Marconi to Ericsson prior to the signing of this agreement (the Provisional 30 September 2005 Balance Sheet). The consideration shall be calculated in accordance with schedule 7 and using amounts derived from schedule 3 (as adjusted in accordance with the provisions of this agreement). The parties agree that for the purposes of determining the allocation of that part of the consideration payable by Ericsson (or any Ericsson subsidiary) to Marconi (or any Marconi subsidiary) on Master Closing that is attributable to Intellectual Property, the provisions of schedule 9 shall apply. All amounts payable by either of the parties (or any of their respective subsidiaries) in accordance with the provisions of this agreement will be payable in pounds sterling.

2.2	Following the signing of this agreement, Ericsson shall instruct its accountants to review the Provisional 30 September 2005 Balance Sheet together with schedule 3 and to notify each of Ericsson and Marconi within 20 Business Days of their being instructed, of any:

(a)	arithmetical errors;

(b)	instances where Ericsson’s accountants consider the Accounting Policies not to have been applied or to have been applied in a manner which is not consistent with the manner adopted for the preparation of the 31 March 2005 Balance Sheet, and any consequential adjustments that they consider should be made to the Provisional 30 September 2005 Balance Sheet and schedule 3.

2.3

If and only to the extent that Ericsson’s accountants notify Ericsson and Marconi of any matters referred to in clauses 2.2(a) and/or (b), Ericsson shall consult Marconi and discuss the adjustments proposed by the accountants pursuant to clause 2.2 and shall use their reasonable endeavours to agree as soon as reasonably practicable any adjustments to the form or content of the Provisional 30 September 2005 Balance Sheet and column 4 (Net Assets) of schedule 3 whereupon the Provisional 30 September 2005 Balance Sheet and schedule 3 will (if applicable) be revised accordingly (and the Provisional 30 September 2005 Balance Sheet shall thereafter be referred to as the 30 September 2005 Balance Sheet for the purposes of this agreement).

2.4	As soon as reasonably practicable following 31 December 2005 (which the parties intend to be within 10 Business Days after 31 December 2005), Marconi will provide to Ericsson its provisional balance sheet as at 31 December 2005 together with all relevant supporting papers in respect of the assets, shares and liabilities which are the subject of the Transactions, in the form and including the line items contained in the 30 September 2005 Balance Sheet and to be prepared using the same accounting policies set out in schedule 4 (the Accounting Policies), such balance sheet to be referred to as the Provisional 31 December 2005 Balance Sheet together with the adjusted figures which it proposes be included in column 4 (Net Assets) of schedule 3 (as adjusted pursuant to clause 3 to reflect the differences between the 30 September 2005 Balance Sheet and the Provisional 31 December 2005 Balance Sheet (the Proposed Schedule 3). Without prejudice to the provisions of clause 3, the parties agree that the amounts to be included in the Provisional 31 December 2005 Balance Sheet in respect of the line items relating to “Research and Development Capitalisation”, “Investments in Associates” and “Pensions Liabilities” shall be identical to the corresponding amounts included against such line items in the 30 September 2005 Balance Sheet.

2.5	Immediately following receipt by Ericsson of the Provisional 31 December 2005 Balance Sheet and the Proposed Schedule 3, Marconi shall consult with Ericsson and discuss any adjustments that Ericsson may propose be made to the Provisional 31 December 2005 Balance Sheet and the Proposed Schedule 3 to deal with:

(a)	arithmetical errors;

(b)	instances where Ericsson considers the Accounting Policies not to have been applied or to have been applied in a manner which is not consistent with the manner adopted for the preparation of the 30 September 2005 Balance Sheet.

Without prejudice to the respective rights of the parties under clause 3 (Adjustments) the parties shall use their reasonable endeavours to agree as soon as practicable any adjustment(s) to the form or content of the Provisional 31 December 2005 Balance Sheet whereupon the Provisional 31 December 2005 Balance Sheet and column 4 (Net Assets) of the Proposed Schedule 3 will be revised accordingly, (such revised documents to be referred to as the Provisional Closing Balance Sheet and the Updated Schedule 3, respectively) and subject to clause 4, Master Closing shall take place as soon as practicable thereafter. If the parties are unable to reach agreement concerning any adjustment(s) proposed in relation to the form or content of the Provisional 31 December 2005 Balance Sheet and the Proposed Schedule 3, within 5 Business Days of receipt by Ericsson of the Provisional 31 December 2005 Balance Sheet, they may elect to proceed to Master Closing and defer agreement of such adjustments, in which case, for the avoidance of doubt, the procedure set out in clause 3 (Adjustments) shall continue to apply.

2.6	At Master Closing (and any Local Closing taking place prior to the Provisional Balance Sheet as at 31 March 2006 (as provided under clause 2.7) becoming available in respect of the assets, shares and liabilities which are the subject of the Transactions to which the Local Closing relates), Ericsson shall pay or shall procure the payment (by the relevant Ericsson subsidiary) to Marconi of the amounts specified in column 5 (Intangible Assets) together with the amounts specified in column 4 (Net Assets) of the Updated Schedule 3, in both cases to the extent that the amounts are relevant to the Transactions which are closing at that time.

2.7	To the extent that any Local Closing is still to take place after the Provisional Balance Sheet as at 31 March 2006 (or as at 30 June 2006 or 30 September 2006 (whichever is applicable, and each a Quarter Date)) becomes available in respect of the assets, shares and liabilities which are the subject of the Transactions to which the Local Closing relates, Marconi and Ericsson shall follow the procedure set out in clauses 2.4 and 2.5, but in applying such procedure they shall substitute the date of the relevant Quarter Date for 31 December 2005 and refer to the most recently available (immediately prior to the Local Closing) quarterly Provisional Balance Sheet in respect of the assets, shares and liabilities which are the subject of the Transactions to which the Local Closing relates instead of the Provisional 31 December 2005 Balance Sheet.

2.8	At any Local Closing taking place after the Provisional Balance Sheet as at 31 March 2006 (or as at any subsequent Quarter Date) becomes available in respect of the assets, shares and liabilities which are the subject of the Transactions to which the Local Closing relates, Ericsson shall pay to Marconi the amounts specified in columns 5 (Intangible Assets) and 4 (Net Assets) of the most recently available (immediately prior to the Local Closing) Updated Schedule 3, to the extent that such amounts are relevant to the Transactions which are the subject of that Local Closing.

2.9	On or prior to closing of a Share Transaction, Marconi shall use its reasonable endeavours to repay, settle, release or discharge or to procure the repayment, settlement, release or discharge of:

(a)	any intra-group receivables and payables (including, for the avoidance of doubt, trade receivables and trade payables but only to the extent relating to the period prior to the Effective Date) due to or from Marconi (or, as the case may be, a Marconi subsidiary) from or to the company which is the subject of the Share Transaction or a subsidiary of that company; and

(b)	any financial indebtedness due from a company which is the subject of a Share Transaction (or a subsidiary of that company) to any third party unless otherwise agreed between the parties after the signing of this agreement.

2.10	To the extent that any intra-group receivable or payable and/or financial indebtedness (as described in clauses 2.9(a) and (b)) is not repaid, settled, released or discharged in full on or prior to closing of a Share Transaction, the parties agree that the net aggregate amount of any such indebtedness that is outstanding as at the date of closing shall be taken into account in calculating the amount of the consideration. Intra-group receivables and payables (including, for the avoidance of doubt, trade receivables and trade payables) together with any third party financial indebtedness due to or from Marconi (or, as the case may be, a Marconi subsidiary) shall be excluded from an Asset Transaction.

2.11	During the period between the signing of this agreement and the closing of any Share Transaction or Asset Transaction, Marconi will ensure that all existing intra-group financing facilities or lines of credit will continue to be made available to each business or company which is the subject of that Share Transaction or Asset Transaction and that such additional intra-group funding will be made available to such business or company as may be required to enable such business or company to continue to operate in the ordinary course in a manner and at a level of activity which is consistent with the way in which it has operated during the twelve months preceding the date of this agreement.

2.12

If any asset or share which is the subject of a Transaction is not transferred to Ericsson or, as the case may be, an Ericsson subsidiary, pursuant to a Transaction, Ericsson or, as the case may be, that Ericsson subsidiary shall be under no obligation to pay Marconi (if Marconi is described in schedule 3 to be selling it) or, as the case may be, the Marconi subsidiary which is described in schedule 3 as selling it, for that asset or share until such time as that asset or share is delivered unless:

(a)	Ericsson or, as the case may be, that Ericsson subsidiary has already paid for that asset or share in which case that asset or share shall be transferred for no additional consideration; or

(b)	the only reason that an asset (being either a property or a contract) cannot be transferred is due to the failure to obtain a third party consent; or

(c)	prior to it (in the case of an asset) being transferred (and consistent with the business to which the asset relates being carried on in the ordinary course), the asset (the original asset) is converted into another asset of a different description or category also included in schedule 3 (the converted asset) and the converted asset is transferred to Ericsson or, as the case may be, an Ericsson subsidiary, in substitution for the original asset.

Ericsson shall not seek an adjustment to the Final Consideration on account solely of an asset (being a property or a contract) not being transferred solely by reason of the failure to obtain the consent of a third party.

2.13	All sums payable pursuant to this agreement and/or the agreements executed pursuant to clause 1.7 are expressed exclusive of VAT or any similar turnover tax. If VAT or any similar turnover tax is properly chargeable in respect of the supply of any of the assets, liabilities and shares which are the subject of the Transactions under this agreement and/or any agreement to be entered into in accordance with clause 1.7, Marconi (or the relevant Marconi subsidiary) shall immediately issue a valid VAT invoice (or equivalent) to Ericsson (or the relevant Ericsson subsidiary) and Ericsson shall pay (or procure the payment by the relevant purchasing Ericsson subsidiary) to Marconi (or the relevant selling Marconi subsidiary) by way of additional consideration a sum equal to the amount of VAT or similar turnover tax specified in the invoice. Ericsson (or the relevant purchasing Ericsson subsidiary) shall pay interest on the amount payable under this clause 2.13 from the date on which Marconi (or the relevant selling Marconi subsidiary) accounts for such VAT to the relevant taxation authority until payment is received from Ericsson (or the relevant purchasing Ericsson subsidiary) by Marconi (or the relevant selling Marconi subsidiary) at the same rate as set out in clause 3.14.

3.	ADJUSTMENTS

Post Closing Adjustments

3.1	Marconi shall :

(a)	procure that its accountants promptly review the Provisional Closing Balance Sheet and the Updated schedule 3 (as referred to in clause 2.5) to identify any:

(i)	arithmetical errors;

(ii)	instances where Marconi’s accountants consider the Accounting Policies not to have been applied or to have been applied in a manner which is not consistent with the manner adopted for the preparation of the 30 September 2005 Balance Sheet; and

(b)	as soon as reasonably practicable and in any event within 5 Business Days following Master Closing and each subsequent Local Closing, provide to Ericsson a revised Provisional Closing Balance Sheet (the Revised Provisional Closing Balance Sheet) and a revised Updated schedule 3 (the Revised Schedule 3) together with all relevant supporting papers, showing any consequential adjustments which they consider should be made to the Provisional Closing Balance Sheet and the Updated Schedule 3.

3.2	Immediately following receipt of the Revised Provisional Closing Balance Sheet and the Revised Schedule 3 (together with all relevant supporting papers), Ericsson shall instruct its accountants to review the Revised Provisional Closing Balance Sheet together with the Revised Schedule 3 and to notify Ericsson within 20 Business Days of their being instructed, of any:

(a)	arithmetical errors;

(b)	instances where the accountants consider the Accounting Policies not to have been applied or to have been applied in a manner which is not consistent with the manner adopted for the preparation of the 30 September 2005 Balance Sheet, and any consequential amendments which they consider should be made to the Revised Provisional Closing Balance Sheet and the Revised Schedule 3.

3.3	Without prejudice to the provisions of clause 3.1, immediately following receipt of the Revised Provisional Closing Balance Sheet and the Revised Schedule 3 (together with the relevant supporting papers), Ericsson shall instruct its actuaries to:

(a)	review all items in, or included in the Revised Provisional Closing Balance Sheet and the Revised Schedule 3 in so far as they relate to any liabilities to provide or contribute to any arrangements for the provision of benefits, whether by way of pension, lump sum, medical benefits or otherwise on retirement, death or cessation of service (except to the extent such benefits are enhanced as a result of termination of service being on account of redundancy or otherwise at the instigation of the employer) to or in relation to employees or former employees (the Retirement Benefit Liabilities) to be assumed by Ericsson (or any of its subsidiaries) in relation to the Transactions which are the subject of the relevant closing;

(b)	notify each of Ericsson and Marconi within 20 Business Days of their being instructed (or if later, within 20 Business Days of the date on which the actuaries are provided with all relevant and necessary information by Marconi to perform the necessary calculations) if the actuaries consider the provision(s) for Retirement Benefit Liabilities (if any) transferring to or to be assumed by Ericsson or any of its subsidiaries as a result of the Transactions included in the Revised Provisional Closing Balance Sheet to be insufficient in respect of the same Retirement Benefit Liabilities, when added to any asset(s) to be transferred by the relevant retirement benefit plans compared to the value of those liabilities. When valuing the Retirement Benefit Liabilities and any assets to be transferred, the actuaries shall apply the methodology and assumptions described in Part C of schedule 6.

For the avoidance of doubt, in calculating the consideration, no account shall be taken of any asset or provision in respect of the accrued benefits referable to the Transferring Employees who are members of the UK Scheme (each such term as defined in schedule 6).

3.4	If and only to the extent that Ericsson’s accountants and/or actuaries notify Ericsson and Marconi of any matters referred to in sub-clauses 3.2(a), (b) and/or clause 3.3, either party may within 5 Business Days of receipt of such notification deliver a notice to the other, specifying (and providing details of) those matters relevant to the Revised Provisional Closing Balance Sheet and/or the Revised Schedule 3 with which it disagrees (a Notice of Disagreement).

3.5	If either or both of the parties has duly delivered a Notice of Disagreement in accordance with clause 3.4, the parties shall during the 10 Business Days following such delivery use their reasonable endeavours to reach agreement on the disputed amounts or items in order to determine the final amount of the consideration (the Final Consideration) payable in respect of the Transaction(s) to which the Revised Provisional Closing Balance Sheet and the Revised Schedule 3 relate. If and to the extent that, at any time after the end of such period, the parties are unable to reach such agreement, any matters in dispute shall be referred to arbitration in accordance with the provisions of clause 15 (Governing Law and Arbitration).

3.6	Following the agreement or determination of the amounts or items set out in the Notice of Disagreement:

(a)	if the amount of Final Consideration exceeds the amount of the consideration paid at closing of the relevant Transaction(s), Ericsson (or the relevant Ericsson subsidiary) shall pay to Marconi (or the relevant Marconi subsidiary) an amount equal to the difference; and

(b)	if the amount of the Final Consideration is less than the amount of the consideration paid at closing of the relevant Transaction(s), Marconi (or the relevant Marconi subsidiary) shall re-pay to Ericsson (or the relevant Ericsson subsidiary) an amount equal to the difference, such payments(s) to be made in accordance with the provisions of clause 3.13.

Adjustments to reflect payments between the Effective Date and the Closing Date

3.7	As soon as reasonably practicable following any closing involving a Share Transaction and in any event within 5 Business Days of the relevant closing, Marconi shall prepare a draft intra-group statement and bank account statement in accordance with the Accounting Policies (together, the Draft Closing Date Share Statement) showing the net balance, as at the date of the closing of cash and bank balances and of the intra-group payables and intra-group receivables (comprising, but not limited to, royalties, management service fees, dividends or other distributions declared or otherwise payable and borrowings or indebtedness in the nature of borrowings, but excluding all trade receivables and trade payables) between Marconi (or any Marconi subsidiary) and the company which is the subject of the Share Transaction (or a subsidiary of that company) in so far as such cash and bank balances and intra-group payables and intra-group receivables relate to the operation of the company (or its subsidiary companies) in the period from the Effective Date up to the date of closing (both dates inclusive) and shall provide a copy of the Draft Closing Date Share Statement to Ericsson (together, in each case, with all relevant supporting papers).

3.8

As soon as reasonably practicable following any closing involving an Asset Transaction and in any event within 5 Business Days of the relevant closing, Marconi shall prepare a draft intra-group and bank account statement in accordance with the Accounting Policies (the Draft Closing Date Asset Statement), showing the net balance, as at the date of the closing, of all intra-group payables and intra-group receivables (comprising, but not limited to, royalties, cash, management service fees, borrowings or indebtedness in the nature of borrowings and VAT and/or sales tax on invoices issued on or after the Effective Date but not paid prior to closing and/or received on or after the Effective Date but paid prior to closing but excluding any other Taxation) provided, assumed, collected or held by the Marconi subsidiary which is the seller in the Asset Transaction (or any other Marconi subsidiary) for and on behalf of the business that is the subject of the relevant Asset Transaction in so far as such intra-group payables and intra-group receivables relate to the operation of that business in the period from the Effective Date up to the date of closing (both dates inclusive) and shall provide a copy of the Draft Closing Date Asset Statement to Ericsson (together, in each case with all relevant supporting papers).

Prior to Master Closing, the parties shall use their reasonable endeavours to agree the form of each of the Draft Closing Date Share Statement and the Draft Closing Date Asset Statement.

3.9	Following receipt (as applicable) of a Draft Closing Date Share Statement and/or a Draft Closing Date Asset Statement (each, a Statement) Ericsson shall instruct its accountants to review the Statement(s) and to notify each of Ericsson and Marconi within 20 Business Days of them being instructed, of any:

(a)	arithmetical errors;

(b)	instances where the accountants consider the Accounting Policies not to have been applied or to have been applied in a manner which is not consistent with the manner applied in the preparation of the 30 September 2005 Balance Sheet, and any consequential amendments which they consider should be made to the Statement(s).

3.10	If and only to the extent that the accountants notify Ericsson and Marconi of any matters referred to in sub-clauses 3.9(a) and/or (b) either party may within 5 Business Days of receipt of such notification deliver a notice to the other, specifying (and providing details of) those matters arising out of the Statements with which it disagrees (a Post Closing Notice of Disagreement).

3.11	If either or both of the parties delivers a Post Closing Notice of Disagreement in accordance with clause 3.10, the parties shall during the 10 Business Days following such delivery use their reasonable efforts to reach agreement on the disputed amounts or items in order to agree the relevant Statements, which once agreed shall be referred to as the Agreed Statements. If and to the extent that, at any time after the end of such period, the parties are unable to reach such agreement, any matters in dispute shall be referred to arbitration in accordance with the provisions of clause 15 (Governing Law and Arbitration).

3.12	Following the agreement of the amounts or items set out in the Post Closing Notice of Disagreement:

(a)	to the extent that the net balance as set out in the Agreed Closing Date Share Statement shows a net payable by the company which is the subject of the Transaction, Ericsson shall pay or shall procure the payment by the relevant Ericsson subsidiary to Marconi (or the relevant Marconi subsidiary) of an amount equal to the net balance;

(b)	to the extent that the net balance as set out in the Agreed Closing Date Share Statement shows a net receivable to the company which is the subject of the Transaction, Marconi shall pay or shall procure the payment by the relevant Marconi subsidiary to Ericsson (or the relevant Ericsson subsidiary) of an amount equal to the net balance;

(c)	to the extent that the net balance as set out in the Agreed Closing Date Asset Statement shows a net payable by the business which is the subject of the Transaction, Ericsson shall pay or shall procure the payment by the relevant Ericsson subsidiary to Marconi (or the relevant Marconi subsidiary) of an amount equal to the net balance;

(d)	to the extent that the net balance as set out in the Agreed Closing Date Asset Statement is a net receivable to the business which is the subject of the Transaction, Marconi shall pay or shall procure the payment by the relevant Marconi subsidiary to Ericsson (or the relevant Ericsson subsidiary) of an amount equal to the net balance, such payments to be made in accordance with the provisions of clause 3.13.

Further payments

3.13	The payments (if any) to be made by Marconi (or a Marconi subsidiary) pursuant to clause 3.6(b) and/or clause 3.12 above shall, in so far as possible, be netted-off against any other amounts which remain to be paid by Ericsson (or any Ericsson subsidiary) to Marconi (or any Marconi subsidiary) in accordance with the provisions of this agreement and shall constitute an adjustment to the consideration. To the extent that there are, at the relevant time, no such other amounts which remain to be paid, Ericsson shall or shall procure that the net amount outstanding is paid to Marconi or its relevant subsidiary as soon as possible and in any event within 5 Business Days of the agreement or determination of the Final Consideration for the relevant Transaction. In addition, the parties agree that any amount payable in accordance with the provisions of clause 3.12 shall, in so far as reasonably practicable, be paid at the same time as any payment(s) to be made in accordance with clause 3.6.

Additional payments

3.14	The amount of any payment to be made in accordance with the provisions of clauses 2.6, 2.8, 3.6 and 3.12 shall be increased by an amount equivalent to interest (not compounded but accruing day to day on the amount payable) calculated from the Effective Date up to (but excluding) the date of payment at the London Inter Bank Mean Rate as at the Effective Date, any such amount constituting an increase in the amount of the consideration.

Trading restrictions

3.15	With effect from Master Closing, Ericsson agrees that, it and its subsidiaries and any business or subsidiary of Marconi acquired by Ericsson or any Ericsson subsidiary on Master Closing, in doing business with any Marconi subsidiary or business which is the subject of any Transaction which has not yet closed (the Later Acquisition), will treat the Later Acquisition fairly and reasonably having regard to the relationship between Marconi and the Later Acquisition and in a way which does not unduly disadvantage the Later Acquisition in the conduct of its business up to the earlier of Local Closing and the Local Closing Long Stop Date.

4.	CONDITIONS AND CLOSING

4.1	The agreements entered into prior to 31 December 2005 in accordance with the provisions of clause 1.7, in relation to the Transactions in assets, shares or liabilities of Marconi or Marconi subsidiaries which are incorporated in Italy, Germany, the United Kingdom and the United States (except Marconi Communications Federal Inc, unless otherwise determined by the Integration Teams) shall be closed as soon as practicable after 31 December 2005 and, subject to the provisions of clauses 2.5 and 2.7, immediately following:

(a)	the passing at a duly convened extraordinary general meeting of Marconi of such resolutions as may be necessary to approve, implement and effect the transactions contemplated by this agreement;

(b)	to the extent that any or all of the Transactions constitutes a concentration with a Community dimension under Council Regulation (EC) No. 139/2004 (the Regulation):

(i)	the European Commission declaring, in terms satisfactory to Ericsson, that the concentration is compatible with the common market pursuant to Articles 6(1)(b), 8(1) or 8(2) of the Regulation (or being deemed to have done so under Article 10 (6) of the Regulation); and

(ii)	in the event that the European Commission refers all or any of the Transactions, or any part of them, to the competent authorities of one or more Member States under Article 9 of the Regulation:

(A)	each such competent authority having taken or been deemed to have taken a decision with equivalent effect to clause 4.1(b)(i) with respect to those parts of the Transaction or Transactions referred to it; and

(B)	the European Commission having taken or having been deemed to have taken a decision under clause 4.1(b)(i) with respect to any part of the Transaction or Transactions not referred to any such competition authority or authorities;

(c)	all filings having been made and all or any applicable waiting periods under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in connection with the Transactions or any of them;

(d)	the competition authorities in South Africa unconditionally approving the Transactions contemplated by this agreement in terms of the South African Competition Act, No. 89 of 1998, as amended;

(e)	to the extent that, in the reasonable opinion of Ericsson, any other merger control consents or approvals are necessary or appropriate for the purposes of closing the Transactions in assets, shares or liabilities of Marconi and Marconi subsidiaries which are incorporated in Italy, Germany, the United Kingdom and the United States (except Marconi Communications Federal Inc, unless otherwise determined by the Integration Teams) according to the law of any other jurisdiction, all necessary notifications or filings having been made, all appropriate waiting periods (including any extensions thereof) having expired, lapsed or been terminated and all such clearances or approvals being granted (or being deemed in accordance with the relevant law to have been granted) by the relevant authority in terms satisfactory to Ericsson;

(f)	the obtaining of all other statutory and regulatory approvals and consents which are necessary or appropriate for the purposes of closing the Transactions in assets, shares or liabilities of Marconi and Marconi subsidiaries which are incorporated in Italy, Germany, the United Kingdom and the United States (except Marconi Communications Federal Inc, unless otherwise determined by the Integration Teams); and

(g)	Ericsson and Marconi together with their respective relevant subsidiaries having fulfilled their legal obligations to inform, consult and obtain advice from the trade unions, works councils and any other relevant employee representative bodies, organisations and authorities with respect to the Transactions in assets, shares or liabilities of Marconi and Marconi subsidiaries which are incorporated in Italy, Germany, the United Kingdom and the United States (except Marconi Communications Federal Inc, unless otherwise determined by the Integration Teams), the conditions listed at (a) to (g) above together being the Conditions to Master Closing and closing of the Transactions in assets, shares or liabilities of Marconi and Marconi subsidiaries which are incorporated in Italy, Germany, the United Kingdom and the United States (except Marconi Communications Federal Inc, unless otherwise determined by the Integration Teams), being Master Closing.

4.2	Ericsson may waive any of the Conditions to Master Closing (either in whole or in part) (other than (a), (b), (c), (d) and (g)) at any time by giving notice to Marconi at the address which appears on page 1.

4.3	An agreement to effect a Transaction contemplated by a Marconi subsidiary which is incorporated in a jurisdiction other than Italy, Germany, the United Kingdom and the United States (but including Marconi Communications Federal Inc, unless otherwise determined by the Integration Teams) shall be entered into and closed on or after Master Closing and immediately following:

(a)	to the extent that, in the reasonable opinion of Ericsson, any merger control consents or approvals are necessary or appropriate for the purposes of entering into or closing that Transaction in such jurisdiction, all necessary notifications or filings having been made, all appropriate waiting periods (including any extensions thereof) having expired, lapsed or been terminated and all such clearances or approvals being granted (or being deemed in accordance with the relevant law to have been granted) by the relevant authority in terms satisfactory to Ericsson;

(b)	the obtaining of all other statutory and regulatory approvals and consents which are necessary or appropriate for the purposes of closing that Transaction; and

(c)	Ericsson and Marconi together with their respective relevant subsidiaries having fulfilled their legal obligations to inform, consult and obtain advice from the trade unions, works councils and any other relevant employee representative bodies, organisations and authorities with respect to that Transaction, the conditions listed at (a) to (c) above together being the Conditions to Local Closing and closing of a Transaction pursuant to this clause 4.3 being a Local Closing).

4.4	Ericsson may waive any of the Conditions to Local Closing (either in whole or in part) (other than (c)) at any time by giving notice to Marconi at the address which appears on page 1.

4.5	For the avoidance of doubt, no Local Closing can take place if Master Closing does not take place.

5.	TERMINATION AND RESCISSION

5.1

Each of Ericsson and Marconi shall use all reasonable endeavours to procure (so far as it is so able to procure) that each of the Conditions to Master Closing is satisfied on or before 31 March 2006 (the Master Closing Long Stop Date). If the Conditions to Master Closing are

not satisfied on or before the Master Closing Long Stop Date, except for this clause 5.1 and clauses 13, 14 and 15, all the provisions of this agreement shall lapse and cease to have effect, save that all rights and liabilities accrued before termination will subsist.

5.2	Each of Ericsson and Marconi shall use all reasonable endeavours to procure (so far as it is so able to procure) that each of the Conditions to Local Closing is satisfied on or before 31 December 2006 (the Local Closing Long Stop Date) in relation to the Transactions involving all jurisdictions other than China for which the Local Closing Long Stop Date shall be 31 March 2007. If the Conditions to a Local Closing are not satisfied on or before the Local Closing Long Stop Date then the Transactions(s) which are the subject of that Local Closing shall lapse and cease to have effect, save that all rights and liabilities accrued before termination will subsist.

5.3	Subject to clause 5.1, each of Ericsson and Marconi acknowledges and agrees that neither party shall be entitled to terminate or rescind this agreement.

6.	REPRESENTATIONS, WARRANTIES AND INDEMNITIES

Without prejudice to the generality of clause 14.8, each of Ericsson and Marconi acknowledges and agrees that other than as set out in this agreement or agreements entered into to effect the Transactions, it has not relied on any express or implied covenant, warranty, representation, guarantee, promise, inducement, indemnity or undertaking whatsoever (whether statutory, contractual or otherwise) and it shall not be entitled to and will not make any objection or claim against the other or any retained Marconi subsidiary or, as the case may be, any Ericsson subsidiary (including any Marconi subsidiary which has become an Ericsson subsidiary) in respect of any such matters, save in respect of fraud. For the avoidance of doubt, the parties agree and acknowledge that neither party will seek to make any adjustment after closing to the consideration payable by Ericsson (and its relevant subsidiaries) to Marconi (and its relevant subsidiaries) other than in accordance with the provisions of clause 3 and clause 7 (Wrong Pocket) and, for the avoidance of doubt, where Ericsson has agreed to assume a liability under this agreement which subsequent to the Final Consideration being agreed or determined is found to be greater or less than the monetary amount at which that liability is taken into account in the amount of the Final Consideration, no adjustment shall be made to the Consideration.

7.	WRONG POCKET

7.1	If an asset or (subject to clauses 1.2 and 1.3) liability which is in or included in schedule 3 (as adjusted in accordance with the provisions of this agreement) or an asset referred to in clause 1.1 or a liability described in clause 1.2 or, as applicable, a converted asset (as defined in clause 2.12) is not transferred to, or assumed by, Ericsson or an Ericsson subsidiary as a result of a Transaction, Marconi shall transfer, or shall procure the transfer of, that asset to Ericsson or, at Ericsson’s request, a specified Ericsson subsidiary (including any Marconi subsidiary which has become an Ericsson subsidiary) or (as the case may be) Ericsson shall procure the assumption of that liability for an amount equal to the value (if any) to be attributed to that asset or liability in accordance with the provisions of this agreement (unless such an amount has already been paid or taken into account, in which case the asset or liability shall be transferred or assumed for no additional consideration) provided that if such asset or liability has been taken into account in the Final Consideration then no account shall be taken of any amount by which the value or amount of such asset or liability is greater or less than the value so attributed to that asset or liability in the Final Consideration.

7.2	If following Master Closing or, as the case may be, a Local Closing, Ericsson or an Ericsson subsidiary has by means of an Asset Transaction acquired an asset (other than a converted asset) or assumed a liability from Marconi or a Marconi subsidiary which is not in, or included in schedule 3 (as adjusted in accordance with the provisions of this agreement) or not otherwise to be acquired or assumed in accordance with the provisions of clauses 1.1 or 1.2, Ericsson shall transfer, or shall procure the transfer of, that asset for no consideration to Marconi or, at Marconi’s request, a specified retained Marconi subsidiary and Marconi shall procure the assumption of that liability.

8.	INTELLECTUAL PROPERTY RIGHTS

8.1	On the date of Master Closing, Ericsson and Marconi shall enter into an IPR licence agreement in the form of schedule 5.

8.2	Ericsson acknowledges and agrees that, prior to the date of Master Closing, Marconi may procure the assignment of some or all intellectual property rights (including (without limitation) patents and patent applications) owned by Marconi UK Intellectual Property Limited and/or Marconi Communications Limited to another member of the Marconi group. Marconi acknowledges and agrees that neither Ericsson nor any Ericsson subsidiary shall:

(a)	have any obligation or responsibility to record or register this change of ownership with any intellectual property registry in any country of the world; or

(b)	be liable for any costs incurred by or on behalf of Marconi or any Marconi subsidiary in effecting or applying to effect any such recording or registration.

8.3	Marconi shall, at its own cost, execute or procure the execution of all documents as Ericsson may reasonably require in order to effect the recording or registration of the change of ownership referred to in clause 8.2 in so far as it is necessary to effect the recording or registration of the change of ownership referred to in clause 8.2 before the change of ownership of Intellectual Property which is the subject of any Transaction can be recorded or registered.

8.4	Subject to Master Closing, receipt of valid invoices and verification by Ericsson that such invoices relate solely to licence fees and/or termination payments actually incurred by Marconi and/or its subsidiaries after Master Closing in respect of one or more of the cross licence agreements between Marconi (or a Marconi subsidiary) and each of IBM, Alcatel and Lucent, Ericsson agrees to pay up to £3.5 million, in aggregate, to Marconi towards the costs of settling such invoices. For the avoidance of doubt, in so far as the aggregate amount of all invoices verified by Ericsson as relating to licence fees and/or termination payments incurred by Marconi and/or its subsidiaries after Master Closing in respect of such cross licence agreements is less than £3.5 million, Ericsson’s aggregate liability under this clause 8.4 shall not exceed the aggregate amount of the verified invoices.

9.	PERFORMANCE BONDS AND OTHER GUARANTEES

9.1	Prior to Master Closing or, as the case may be, a Local Closing, each of Ericsson and Marconi will use its reasonable endeavours to obtain the consent from each relevant customer to the release at Master Closing, or as the case may be, a Local Closing of any bond listed in the list agreed by the parties prior to the signing of this agreement and entered into prior to such closing by Marconi or, as the case may be, a retained Marconi subsidiary insofar as such bond relates to an obligation arising under a commercial contract which obligation is to be performed by Ericsson or, as the case may be, an Ericsson subsidiary (including any Marconi subsidiary which has become an Ericsson subsidiary) as a result of Master Closing or, as the case may be, that Local Closing and to offer to the holder of such bond a new bond in respect of Ericsson’s or, as the case may be, that Ericsson subsidiary’s performance from the date of Master Closing, or as the case may be, that Local Closing.

9.2	If and to the extent that any counterparty will not release Marconi or, as the case may be, a retained Marconi subsidiary from a bond described in clause 9.1 and pending such release, Ericsson will (provided that Ericsson is notified as soon as reasonably practicable by Marconi or, as the case may be, that retained Marconi subsidiary of such loss, cost, liability, claim or damage and has sole conduct of any related proceedings or action) indemnify and keep indemnified Marconi or, as the case may be, that retained Marconi subsidiary from and against any loss, cost, liability, claim or damage which Marconi or that retained Marconi subsidiary incurs or suffers as a consequence of any claim incurred under such bond in respect of the performance or non-performance of that commercial contract by Ericsson or an Ericsson subsidiary after Master Closing or, as the case may be, a Local Closing.

9.3	Subject to the remaining provisions of this clause 9.3, following Master Closing or, as the case may be, a Local Closing, Ericsson will use its reasonable endeavours to obtain the release as soon as practicable of any other guarantee entered into prior to such closing by Marconi or, as the case may be, a retained Marconi subsidiary insofar as such guarantee relates to an obligation arising under a commercial contract which obligation is to be performed by Ericsson or, as the case may be, an Ericsson subsidiary (including any Marconi subsidiary which has become an Ericsson subsidiary) as a result of Master Closing or, as the case may be, that Local Closing and to offer to the holder of such guarantee a new guarantee in respect of Ericsson’s or, as the case may be, that Ericsson subsidiary’s performance from the date of Master Closing, or as the case may be, that Local Closing. For the avoidance of doubt, nothing in this clause 9.3 shall require Ericsson (or any Ericsson subsidiary (including any Marconi subsidiary which has become an Ericsson subsidiary)) to assume any liability or obligation in respect of any guarantee to the extent that such liability or obligation relates to or arises out of any event, act or omission occurring prior to Master Closing or, as the case may be, a Local Closing.

9.4	If and to the extent that any counterparty will not release Marconi or, as the case may be, a retained Marconi subsidiary from a guarantee described in clause 9.3 and pending such release, Ericsson will indemnify and keep indemnified Marconi or, as the case may be, the relevant Marconi subsidiary from and against any loss, cost, liability, claim or damage which Marconi or the relevant Marconi subsidiary incurs or suffers as a consequence of any claim made under such guarantee insofar as it relates to the performance or non-performance of that commercial contract by Ericsson or an Ericsson subsidiary after Master Closing, or, as the case may be, a Local Closing.

9.5	Following Master Closing or, as the case may be, a Local Closing, Marconi will use its reasonable endeavours to obtain the release as soon as practicable of any other guarantee entered into prior to such closing:

(a)	by any Marconi subsidiary which becomes an Ericsson subsidiary as a result of Master Closing or, as the case may be, a Local Closing; or

(b)	by any retained Marconi subsidiary which guarantee becomes an obligation of Ericsson or any Ericsson subsidiary as a result of Master Closing or, as the case may be, a Local Closing, or by operation of law, insofar as such guarantee relates to an obligation to be performed by Marconi or, as the case may be, a retained Marconi subsidiary and to offer to the holder of such guarantee a new guarantee in respect of Marconi’s or, as the case may be, that retained Marconi subsidiary’s performance.

9.6	If and to the extent that any counterparty will not release Ericsson or any Ericsson subsidiary (including any Marconi subsidiary which has become an Ericsson subsidiary) from any guarantee described in clause 9.5 above and pending such release, Marconi will indemnify and keep indemnified Ericsson or, as the case may be, the Ericsson subsidiary (including any Marconi subsidiary which has become an Ericsson subsidiary) from and against any loss, cost, liability, claim or damage which Ericsson or the Ericsson subsidiary incurs or suffers as a consequences or any claim made under such guarantee.

10.	PENSIONS

10.1	Marconi and Ericsson shall comply, and shall procure that their respective subsidiaries (in so far as such provisions are applicable to them) comply with the provisions of Schedule 6.

11.	MUTUAL CO-OPERATION

11.1	Ericsson and Marconi will establish a steering committee, comprising three representatives from Ericsson and three representatives from Marconi, who will oversee the implementation of the Transactions (the Steering Committee). The initial members of the Steering Committee will be Karl-Henrik Sundström, Carl Olof Blomqvist and Roland Hagman from Ericsson and Pavi Binning, Mary Skelly and Salim Alam from Marconi.

11.2	Ericsson and Marconi will establish integration teams comprising representatives from Marconi and Ericsson who will work together to achieve the implementation of the Transactions (the Integration Teams). The Integration Teams will refer any unresolved matters relating to the Transactions to the Steering Committee for resolution. Prior to Master Closing or, as the case may be, a Local Closing, Marconi will provide and shall procure that the relevant Marconi subsidiaries provide the Integration Teams with such information relating to the assets and shares to be purchased and the liabilities to be assumed as Ericsson or any Ericsson subsidiary may reasonably require in connection with the implementation of the Transactions.

11.3	Until Master Closing or, as the case may be, a Local Closing, Marconi will continue to run the businesses of Marconi and the Marconi subsidiaries and will inform the Steering Committee of, and allow the Steering Committee to give its opinion in advance of any decision by Marconi on, any matter which Marconi considers to be material to its business or which is outside the ordinary course of business of Marconi or a Marconi subsidiary which may, in Marconi’s opinion, impact on a Transaction or relating to a company or business or asset which is the subject of a Transaction.

11.4	Nothing in clauses 11.1 to 11.3 (inclusive) shall require either party to disclose any competitively sensitive information provided to it in confidence or the disclosure of which would otherwise result in a breach of any confidentiality obligation, law, regulation or court order.

11.5	Prior to Master Closing, or, as the case may be, a Local Closing the Steering Committee shall have authority to approve any amendment, deletion or addition to schedule 3 provided that any such amendment, deletion or addition is approved in writing signed by all of the members of the Steering Committee.

11.6	Marconi agrees to duly convene an extraordinary general meeting of its ordinary shareholders at which it will propose such resolutions as may be necessary to approve, implement and effect the Transactions and, with effect from Master Closing, to change its name to a name not including “Marconi” or any of the trading names included in the list of trading names and trademarks agreed between the parties prior to the signing of this agreement (the EGM).

11.7	Marconi agrees, to the extent reasonably practicable, to consult with Ericsson as to the form and content of the circular to be issued by Marconi to its ordinary shareholders in connection with the convening of the EGM (the Shareholder Circular), to seek the approval (not to be unreasonably withheld or delayed) of Ericsson of the description of the Transactions and any reference to, or description of, Ericsson to be included in the Shareholder Circular before it is posted (such posting to take place not later than 30 November 2005, unless otherwise agreed between the parties) and to afford Ericsson sufficient time to consider the Shareholder Circular in order to give such approval. Ericsson undertakes to provide Marconi, as soon as reasonably practicable and in any event in sufficient time to allow despatch of the Shareholder Circular within the aforesaid time frame, with all such information about itself as may reasonably be required for inclusion in the Shareholder Circular.

11.8	Marconi intends that the Shareholder Circular shall incorporate a recommendation of the Marconi Board of Directors to Marconi shareholders to vote in favour of the Transactions except to the extent that the Marconi Board of Directors have determined (acting in good faith) that such recommendation should not be given (or should be withdrawn or modified) having regard to their fiduciary duties as directors.

11.9	Each of Ericsson and Marconi undertakes to use all reasonable endeavours to, and to procure that their directors and relevant professional advisers assist to, prepare all such documents and take all such steps as are necessary or desirable for the purposes of satisfaction of the Conditions to Master Closing and the Conditions to Local Closing and, without limitation, will:

(a)	make as promptly as reasonably practicable such filings with any relevant authority, jointly or separately, as are necessary or expedient for the implementation of a Transaction (the filing fees in respect of any filing made jointly by the parties in respect of a Transaction to be split equally between the parties);

(b)	co-operate in any dealings with any relevant authority (including without limitation, where reasonably required, jointly attending meetings and conference calls) and dealing with all requests and enquiries of any such relevant authority in consultation with the other;

(c)	where possible and as soon as reasonably practicable, inform the other (and the other’s solicitors) of all communications and dealings with any relevant authority (including giving reasonable notice of and reasonable opportunity to comment) on all communications and dealings with any relevant authority and consult with the other (and the other’s solicitors) on all matters pertinent to enabling the relevant Condition to Master Closing or, as the case may be, Condition to Local Closing to be satisfied; and

(d)	provide as promptly as reasonably practicable to any relevant authorities such information as may be reasonably required by such authority in connection with any authorisations, clearances or consents required or expedient in the context of a Transaction, provided that nothing in this clause 11.9 shall require either party to disclose any information provided to it in confidence or the disclosure of which would otherwise result in a breach of any confidentiality obligation, law, regulation or court order.

11.10

Marconi shall cease, and shall procure that all retained Marconi subsidiaries shall cease, using any trademark and/or trading name which is included in the list of trading names and trade marks agreed between the parties prior to the signing of this agreement in relation to Marconi or any retained Marconi subsidiary or business or asset (which, in each case, is not the subject of a Transaction) as soon as reasonably practicable and, in any event, on the expiry of a period of 12 (twelve) months following the relevant Closing. This clause does not prohibit otherwise lawful use that is not use as a trade mark.

11.11	After Master Closing, Ericsson shall provide, and shall procure that Ericsson subsidiaries provide, such information and documentation relating to assets, liabilities and shares sold as Marconi may reasonably require in connection with the operation, administration or winding up of retained Marconi subsidiaries, where such information and/or documentation has been transferred to Ericsson or an Ericsson subsidiary.

11.12	After Master Closing, Marconi shall provide, and shall procure that retained Marconi subsidiaries provide, such information and documentation relating to assets and shares purchased and liabilities assumed as Ericsson or any Ericsson subsidiary may reasonably require in connection with the operation or administration of Ericsson subsidiaries and businesses, where such information and/or documentation has been retained by Marconi or a retained Marconi subsidiary.

12.	INTENTIONS REGARDING FUTURE BUSINESS RELATIONS BETWEEN ERICSSON AND MARCONI

12.1	On Master Closing, Ericsson and Marconi shall procure that certain of their respective subsidiaries will enter into an agreement (the Services Partner Agreement) substantially in the form agreed between the parties prior to the signing of this agreement whereby Marconi and/or its retained subsidiaries will provide certain services to Ericsson and/or its subsidiaries (including any Marconi subsidiary which has become an Ericsson subsidiary).

12.2	Ericsson and Marconi acknowledge and agree that in the period after Master Closing it will be necessary for certain transitional services to be provided from or to Marconi (or certain Marconi subsidiaries) to or from certain companies and/or businesses which are the subject of the Transactions for the purposes of, or in connection with, the conduct of Marconi’s Retained Business and/or the conduct of the businesses, or operations of the companies which are the subject of the Transactions. The parties agree that the transitional services shall include such services as may be agreed by the Integration Teams following the signing of this agreement. The parties intend to enter into (or to procure that certain of their respective subsidiaries enter into) a transitional services agreement on Master Closing, setting out the terms and conditions upon which each party agrees to provide such services to the other. Notwithstanding the fact that the terms and conditions of the transitional services agreement have not yet been agreed the parties agree that the charges associated with the provision of the transitional services will be equivalent of the actual cost incurred by the relevant party in providing such services and that unless otherwise agreed between the parties the transitional services shall only be provided for a period of six months after the date on which Master Closing takes place. Furthermore, the parties agree that the costs of obtaining any third party consents required to provide any transitional services shall be borne by the recipient of such services.

13.	ANNOUNCEMENTS

Neither party will make any announcement about the implementation of a Transaction or the Transactions or any matters arising in relation to or in connection with a Transaction or the Transactions or about any discussions between the parties concerning a Transaction or the Transactions, without the prior consent of the other (not to be unreasonably withheld or delayed) except to the extent required by law, any court of competent jurisdiction or any governmental or regulatory body including the Panel on Takeovers and Mergers.

14.	GENERAL

14.1	Each of the provisions of this agreement shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any provision is void but would be valid if some part of it were deleted, the provision shall apply with such modification as may be necessary to make it valid.

14.2	The headings in this agreement do not affect its interpretation.

14.3	In this agreement, unless the contrary intention appears, a reference to a clause, sub-clause or schedule is to a clause, sub-clause or schedule of this agreement. The schedules form part of this agreement.

14.4	In this agreement:

(a)	subsidiary has the meaning given in section 736 of the Companies Act 1985;

(b)	guarantee in clause 9 means any guarantee, surety, letter of comfort or other assurance or security or right of set-off given or undertaken to secure the obligations (actual or contingent) of any third party and whether given directly or by way of counter indemnity;

(c)	Business Day means a day (other than a Saturday or Sunday) on which banks are open for business in London and Stockholm;

(d)	SoftSwitch in clause 1.1 means carrier class solution that controls and manages media across IP packet switched networks. The Soft Switch architecture consists of Call Agents, Management Servers, signalling and Media Gateways, Firewalls and this allows for the evolution to an IMS based architecture supporting the session control layer. These solutions are based on open standards allowing new innovative multi-media applications to be rapidly delivered; and

(e)	all references to assets, shares or liabilities “in, or included in, schedule 3” or “assets, shares or liabilities which are the subject of a Transaction” or any similar expression shall be deemed to include any other assets, shares or liabilities which are identified as being the subject of the relevant Transaction by the Integration Teams prior to the date that the Final Consideration is agreed or determined.

14.5	To the extent that the value attributable to any asset, share or liability which is the subject of a Transaction cannot be ascertained by reference to schedule 3, the value attributable to such asset, share or liability shall be equal to the value attributed to that asset, share or liability by the Steering Group prior to the data that the Final Consideration is agreed or determined.

14.6 (a)	A person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	The benefit of this agreement and all rights, claims and entitlements of Marconi under this agreement are taken by Marconi for itself and as trustee for retained Marconi subsidiaries. Marconi shall be entitled to waive, on behalf of itself and the beneficiaries of the trust constituted by this clause, any rights which it or they may have in respect of this agreement.

(c)	The benefit of this agreement and all rights, claims and entitlements of Ericsson under this agreement are taken for Ericsson for itself and as trustee for Ericsson subsidiaries.

Ericsson shall be entitled to waive, on behalf of itself and the beneficiaries of the trust constituted by this clause, any rights which it or they may have in respect of this agreement.

14.7	This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

14.8	This agreement and the documents referred to in it constitutes the entire agreement between, and understanding of, the parties with respect to the subject matter of this agreement and supersede any prior written or oral agreement(s) or arrangement(s) between the parties in relation thereto.

14.9	Each party shall be responsible for its own costs and expenses incurred in connection with the entering into and completion of this agreement.

14.10	All stamp, transfer, registration, sales (including local sales taxes) and other taxes, duties and charges (including any interest, fines or penalties) payable in connection with the Transactions, and all notarial fees so payable, shall be borne by the party that is liable to pay the same under the laws of the jurisdiction where the Transaction is to take effect save that, notwithstanding liability, where it is customary in the jurisdiction to pay the same, Ericsson shall pay or procure the payment of the same.

15.	GOVERNING LAW AND ARBITRATION

15.1	For the purposes of this clause:

(a)	Linked Agreements means:

(i)	this agreement; and

(ii)	any agreement reflecting the provisions of clause 1.7 and/or to effect any Transaction contemplated by this agreement,

and a Linked Agreement means each and/or any of them; and

(b)	Dispute means any dispute, difference, controversy or claim arising out of or in connection with a Linked Agreement, including any question regarding its existence, validity, interpretation, breach or termination and/or any dispute, difference, controversy or claim arising out of or in connection with a Transaction.

15.2	This agreement shall in all respects be governed and construed in accordance with English law.

15.3	Any Dispute shall be referred to the Steering Committee for resolution and if not resolved by the Steering Committee (subject to clause 15.4) the Dispute shall at any time thereafter, upon the request of either party, be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause.

15.4	Any reference of a Dispute to arbitration in accordance with this clause shall only be made by Ericsson and/or, as the case may be, Marconi, whether on behalf of itself or themselves or an Ericsson subsidiary or subsidiaries or, as the case may be, a retained Marconi subsidiary or subsidiaries.

15.5	The parties agree that each of Ericsson and Marconi (if they are not already a party) shall be joined as a party in any arbitration to which a Dispute has been referred pursuant to this clause 15.

15.6	The seat, or legal place, of arbitration shall be London.

15.7	The arbitral tribunal shall consist of three arbitrators, of which one arbitrator is to be appointed by Ericsson (on behalf of itself and/or, as the case may be, an Ericsson subsidiary or subsidiaries) and one arbitrator is to be appointed by Marconi (on behalf of itself and/or, as the case may be, a retained Marconi subsidiary or subsidiaries). The third arbitrator shall be nominated jointly by the two party-nominated arbitrators following their appointment.

15.8	The language to be used in the arbitral proceedings shall be English. If any party seeks to rely upon any document which is expressed in a language other than English, that party must submit a translation of that document.

15.9 (a)	If any Dispute to be referred to arbitration (a New Dispute) arises after a Dispute has already been referred to arbitration but not yet finally determined (the Existing Dispute) the arbitral tribunal appointed or to be appointed in respect of any such Existing Dispute (the Existing Tribunal) shall also, if agreed between Ericsson and Marconi, become the tribunal in respect of the New Dispute, save where any or all members of the Existing Tribunal shall be unable or unwilling to act, in which case the replacement(s) shall be appointed by the LCIA.

(b)	If there is more than one Existing Tribunal when a New Dispute arises Ericsson and Marconi can agree to which Existing Tribunal that New Dispute be referred, save that if any or all members of that Existing Tribunal shall be unable or unwilling to act, the replacement(s) shall be appointed by the LCIA.

(c)	Where Ericsson and Marconi do not agree to a New Dispute being referred to an Existing Tribunal in accordance with subclauses (a) or (b) above either party or both parties can make a reference to arbitration under clause 15.4 above.

(d)	Any arbitral tribunal shall have power to make such directions or awards as it may consider just and desirable in connection with any Existing Dispute and any New Dispute.

IN WITNESS of which this document has been executed and delivered as a deed on the date which first appears on page 1 above.

EXECUTED as a DEED by	)
TELEFON AKTIEBOLAGET LM ERICSSON	)
acting by	)
and	)

EXECUTED as a DEED by	)
MARCONI CORPORATION PLC	)
acting by	)
and	)

SCHEDULE 1

MASTER ASSET PURCHASE AGREEMENT

DATED • 2006

[MARCONI CORPORATION PLC]/[SELLING MARCONI SUBSIDIARY]

and

[TELEFON AKTIEBOLAGET LM ERICSSON]/[PURCHASING ERICSSON SUBSIDIARY]

ALLEN & OVERY LLP

LONDON

THIS AGREEMENT is made on • 2006

BETWEEN:

(1)	[MARCONI CORPORATION PLC]/[SELLING MARCONI SUBSIDIARY] ([registered] number •) whose [registered office] is at • (the Seller); and

(2)	[TELEFON AKTIEBOLAGET LM ERICSSON]/[PURCHASING ERICSSON SUBSIDIARY] ([organisation]/[registered] number •) whose [registered office] is at • (the Purchaser).

WHEREAS:

(A)	[The Seller is a [wholly-owned] subsidiary of Marconi Corporation plc (Marconi).] [The Purchaser is a [wholly-owned] subsidiary of Telefon Aktiebolaget LM Ericsson (Ericsson)]. The Seller and the Purchaser are entering into this agreement in accordance with, and subject to, the memorandum of agreement between [Marconi]/[the Seller] and [Ericsson]/[the Purchaser] dated 25 October 2005 (the MOA).

(B)	The Seller wishes to sell and the Purchaser wishes to purchase the goodwill of, and the assets in, or included in, schedule 3 to the MOA relating to, the business carried on by the Seller in [jurisdiction] (the Business) [with a view to carrying on the Business as a going concern in succession to the Seller].

[(C)	The Seller and the Purchaser have fulfilled their respective legal obligations to inform, consult with and obtain advice from the trade unions, works councils and any other relevant employee representative bodies, organisations and authorities in [the jurisdiction] regarding the sale, purchase and (as applicable) transfer, assignment or conveyance of the Assets (as defined below).]

(D)	[All [other] conditions to closing of this agreement [as set out in clause [4] of the MOA] have been satisfied and/or waived.]

IT IS AGREED as follows:

1.	SALE AND PURCHASE

The Seller shall sell and shall (as applicable) transfer, assign or convey to the Purchaser and the Purchaser shall purchase or assume and (as applicable) accept the transfer, assignment or conveyance of the goodwill of the Business, of all the assets (including the Intellectual Property (as defined in the MOA)) relating to the Business in so far as they are to be acquired by the Purchaser in accordance with the MOA (the Assets) and all of the liabilities relating to the Business in so far as they are to be assumed by the Purchaser in accordance with the MOA (the Liabilities) to the intent that as from the date of closing in accordance with clause 11 of this agreement (the Closing Date), the Assets and Liabilities shall be legally owned or assumed (as the case may be) by, and the Business shall be carried on by, the Purchaser. Notwithstanding this, the parties agree that economic ownership of the Assets by the Purchaser shall be deemed to have taken effect as from the Effective Date (as defined in clause 2).

1

2.	EFFECTIVE DATE

As between the Seller and the Purchaser, the sale and purchase of the Business shall be effective from 1 January 2006 save in respect of any closing to which the provisions of clause 2.7 of the MOA apply in which case it shall mean 1 April 2006, 1 July 2006 or 1 October 2006 as determined in accordance with that clause of the MOA (the Effective Date). The Seller shall be deemed to have been carrying on the Business since the Effective Date as agent for the Purchaser.

3.	CONSIDERATION: LIABILITIES OF THE BUSINESS

3.1	Subject to clause 3.2, as part of the consideration for the sale and purchase of the Business, the Purchaser shall pay, satisfy and discharge all the Liabilities outstanding on, or accrued up to and including, the Effective Date.

3.2	The nature and extent of the Liabilities to be paid, satisfied and discharged by the Purchaser in accordance with the provisions of sub-clause 3.1 may be adjusted following the Closing Date in accordance with the provisions of clause 3 of the MOA.

4.	BALANCE OF CONSIDERATION

4.1	The balance of the consideration payable by the Purchaser to the Seller on the Closing Date for the sale and (as applicable) transfer, assignment or conveyance of the Assets shall be £• being the amount by which the value of the Assets exceeds the amount of Liabilities, as calculated in accordance with the MOA, plus interest in the amount of £•, as calculated in accordance with the provisions of clause 3.14 of the MOA. The aggregate amount of £• shall be payable by (or on behalf of) the Purchaser at closing in cleared sterling funds by telegraphic transfer to a bank account nominated by the Seller.

4.2	The consideration paid by the Purchaser in accordance with the provisions of clause 4.1 shall be adjusted after the Closing Date in accordance with the provisions of clause 3 of the MOA and the Purchaser or the Seller shall (as applicable) pay or repay to the other party, in accordance with the provisions of clause 3.13 of the MOA, any amount agreed or determined to be payable by the Purchaser or the Seller after the Closing Date in so far as it relates to the sale and purchase of the Business.

5.	CONTRACTS

The parties agree that Contracts (as defined in schedule 2) shall be treated in accordance with the provisions of schedule 2.

6.	WARRANTIES AND INDEMINITIES

Each of the Purchaser and the Seller acknowledges and agrees that other than as set out in this agreement or any agreement referred to in, or to be executed in accordance with, this agreement, it has not relied on any express or implied covenant, warranty, representation, guarantee, promise, inducement, indemnity or undertaking whatsoever (whether statutory, contractual or otherwise) and it shall not be entitled to and will not make any objection or claim against the other or any retained Marconi subsidiary or, as the case may be, any Ericsson subsidiary (including any Marconi subsidiary which has become an Ericsson subsidiary) in respect of any such matters, save in respect of fraud. For the avoidance of doubt, the parties agree and acknowledge that neither party will seek to make any adjustment after closing to the consideration payable by Ericsson (and its relevant subsidiaries) to Marconi (and its relevant subsidiaries) other than in

2

accordance with the provisions of clauses 3 and 7 of the MOA and, for the avoidance of doubt, where Ericsson has agreed to assume a liability under this agreement which subsequent to the Final Consideration (as defined in the MOA) being agreed or determined is found to be greater or less than the monetary amount at which that liability is taken into account in the amount of the Final Consideration, no adjustment shall be made to the consideration.

7.	EMPLOYEES

7.1	The parties acknowledge and agree that under the [Transfer of Undertakings (Protection of Employment) Regulations 1981 (the Transfer Regulations)]/[such law as corresponds to the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 implementing European Council Directive 2001/23/EEC], the contracts of employment between the Seller and the employees of the Seller who are engaged in the Business [and listed in schedule 3] [Note: Required for the UK and Germany only] (the Employees) will have and be deemed to have had effect after the Closing Date as if originally made between the Purchaser and the Employees. The Purchaser shall on and from the Closing Date assume responsibility as the employer of those employees (including without limitation, discharging all remuneration and other costs) for its own account from the day following the Effective Date and subject to the provisions of the MOA, will indemnify the Seller against any liabilities, costs, claims, damages which it may incur in relation to the Employees.

7.2	[[If the Transfer Regulations [or equivalent] are found not to apply to the transaction contemplated by this agreement,] The parties acknowledge and agree that the Purchaser will make offers to employ all of the employees of the Seller who are engaged in the Business [and listed in schedule 3] [Note: Required for the UK and Germany only] (the Employees) with effect from the Closing Date on terms which are substantially the same and no less favourable to those terms and conditions on which the Employees were employed by the Seller immediately before such date. The Seller may terminate the employment of each Employee concerned on or as soon as reasonably practicable after the Closing Date and shall also do so where they have accepted an offer of employment from the Purchaser. The Purchaser will deem the employee to have continuous service with effect from the date of commencement of their employment with the Seller for all relevant purposes. The Purchaser shall, subject to the provisions of the MOA, indemnify the Seller against any liabilities, costs, claims, damages and expenses which may arise as a result of the termination of employment of any Employee engaged by the Seller as a result of the transaction contemplated by this agreement.]

7.3	The Seller confirms that it has complied with any legal obligations to provide information to, and consult collectively with, those employees of the Seller who are engaged in the Business or their appropriate representatives. The Purchaser confirms that it has complied with any legal obligations it may have in relation to such information and consultation processes including, without limitation, providing information on a timely basis on any measures it envisages taking in relation to those employees of the Seller who are engaged in the Business. Subject to the provisions of the MOA, the Seller will indemnify the Purchaser for all liabilities arising from any complaint for failure to comply with these legal obligations or in respect of an award of compensation for such failure except where such failure is due to the Purchaser’s failure to comply with its own obligations in which circumstances the Purchaser will indemnify the Seller for any liabilities arising from such a failure.

3

7.4	Subject to the provisions of the MOA, the Seller will indemnify the Purchaser for any claim made by or in respect of any person employed or engaged or formerly employed or engaged by the Seller other than an Employee for which it may be alleged the Purchaser is liable by virtue of the operation of the Transfer Regulations [or equivalent].

8.	OTHER ASSETS

8.1	If any of the Assets or Liabilities (except for the Contracts, the Business Properties (as defined in schedule 1) and the Employees) cannot be effectively transferred to the Purchaser without a separate form of transfer, assignment or conveyance being executed and/or (as the case may be) receipt of a third party consent, then the relevant Asset or Liability shall not be transferred, assigned or conveyed by this agreement but:

(a)	shall be held for the risk and benefit of the Purchaser absolutely until the relevant separate form of transfer, assignment or conveyance is executed and/or (as the case may be) the relevant third party consent is obtained and the relevant Asset or Liability is so transferred, assigned or conveyed; and

(b)	the Seller shall at the Purchaser’s request make or assist the Purchaser in making any application for any third party consent to the extent required to enable the transfer, assignment or conveyance of an Asset or a Liability to take place.

8.2	Unless and until all of the Assets and Liabilities are conveyed, transferred or assigned (as the case may be) to the Purchaser, the Seller shall (so far as it is lawfully able) give all reasonable assistance to the Purchaser to enable it to enforce its rights in relation to such Asset or Liability.

9.	VALUE ADDED TAX

9.1	The Seller and the Purchaser intend that [article 5 of the Value Added Tax (Special Provisions) Order 1995]/[such law as corresponds to the United Kingdom article 5 of the Value Added Tax (Special Provisions) Order 1995 implementing article 5.8 of the European Council 6th VAT Directive 77/388/EEC] shall apply to the sale of the Assets under this agreement, so that the sale is treated as [the transfer of a business as a going concern and] neither a supply of goods nor a supply of services.

9.2	If nevertheless VAT is payable on any supply by the Seller under this agreement, the Seller shall immediately issue a valid VAT invoice to the Purchaser in respect of that VAT and the Purchaser shall pay to the Seller by way of additional consideration a sum equal to such VAT immediately upon receipt of the VAT invoice.

9.3	The Purchaser shall pay interest on the amount payable under sub-clause 9.2 from the date on which the Seller accounts for such VAT to the relevant taxation authority until payment is received from the Purchaser by the Seller at the rate of the London Inter Bank Mean Rate as at the date of the invoice.

10.	PROPERTIES

The Seller will sell or let and the Purchaser will purchase or accept a lease of the Business Properties and Leased Properties respectively (as each term is defined in schedule 1) in accordance with the terms of schedule 1.

4

11.	CLOSING

The sale and purchase shall be closed immediately after [the satisfaction or waiver of the Conditions to Local Closing of the Transaction to which this agreement relates (as such terms are defined in the MOA)][Note: to be included if simultaneous signing and completion is not possible]/[signature of this agreement] when the Seller shall let the Purchaser into possession of the Assets (other than the Business Properties) and, in accordance with the provisions of clause 17, take all necessary steps to transfer, assign or convey those of the Assets (if any) where it is not possible to transfer legal ownership by delivery (including, without limitation, the Seller and the Purchaser executing assignment(s) of any registered intellectual property which is an Asset). In relation to the Business Properties, closing shall take place in accordance with the terms of schedule 1.

12.	POST EFFECTIVE DATE LIABILITIES

The Purchaser shall pay, satisfy and discharge all the debts, liabilities and obligations relating to the Business incurred after the close of business on the Effective Date.

13.	INSURANCE

13.1	From the Closing Date and subject to the consent of the insurance companies concerned the Purchaser shall be entitled to the benefit of the current insurances of the Seller on or in connection with the Assets and the Business.

13.2	The Seller shall use all reasonable endeavours to procure that the Purchaser shall be added as a named insured on any contract of insurance in existence at or before closing and providing cover in respect of the Assets and/or the Liabilities such that after closing, the Purchaser shall be at liberty as it sees fit to notify new claims in respect of any insured loss or liability incurred or suffered in respect of the Assets and/or the Liabilities where the insured loss or liability was incurred or suffered prior to closing, and to pursue, negotiate and agree all claims notified whether before or after closing; and all monies payable in respect of any such claim shall be payable direct to the Purchaser (or as it may direct). The provisions of this clause shall be without prejudice to any rights or remedies which the Purchaser may have in any event by operation of law or under the terms of any of the policies of insurance.

13.3	The Seller shall provide all such assistance and information as the Purchaser may reasonably request to enable the Purchaser to collect valid claims and to exercise its rights under this clause and under any insurance policy concerned.

14.	WRONG POCKET

The provisions of clause 7 of the MOA shall apply to this agreement as between the parties hereto.

15.	POST EFFECTIVE DATE BENEFITS

As from the Effective Date and until such time as each of the Assets [together with any other right, benefit, claim or asset acquired or arising out of the conduct of the Business since the Effective Date] is finally vested in the Purchaser the Seller shall hold [and shall be deemed to have held] it [in trust for and] for the benefit of the Purchaser.

5

16.	COSTS

The provisions of clauses 14.9 and 14.10 of the MOA shall apply as if the same were set out in this agreement.

17.	FURTHER ASSURANCE

On and after completion of the sale and purchase the Seller shall from time to time at the request and expense of the Purchaser execute and do all such deeds, documents, assurances, acts and things as the Purchaser reasonably requires for vesting any of the Assets in the Purchaser and for giving to the Purchaser the full benefit of this agreement. Each party shall procure (in each case, in so far as it is reasonably able) the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions and shall otherwise exercise all powers and rights available to it in order to give effect to this agreement.

18.	THIRD PARTY RIGHTS

[With the exception of [Marconi] [and] [Ericsson], a]/[A] person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

19.	MOA

If any provision of this agreement conflicts with any provision of the MOA then the MOA shall prevail.

20.	COUNTERPARTS

This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

21.	GOVERNING LAW AND ARBITRATION

21.1	For the purposes of this clause a Dispute means any dispute, difference, controversy or claim arising out of or in connection with this agreement, including any question regarding its existence, validity, interpretation, breach or termination.

21.2	This agreement shall in all respects be governed and construed in accordance with English law.

21.3	Subject to clause 21.4, any Dispute shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause.

21.4	Any reference of a Dispute to arbitration in accordance with this clause shall only be made [by the Purchaser and/or, as the case may be, the Seller, whether on behalf of itself or themselves or an Ericsson subsidiary or subsidiaries or, as the case may be, a retained Marconi subsidiary or subsidiaries] [with the prior consent of Ericsson or Marconi (as applicable)].

6

21.5	The parties agree that each of Ericsson and Marconi (if they are not already a party) shall be joined as a party in any arbitration to which a Dispute has been referred pursuant to this clause 21.

21.6	The seat, or legal place, of arbitration shall be London.

21.7	The arbitral tribunal shall consist of three arbitrators, of which one arbitrator is to be appointed by Ericsson (on behalf of itself and/or, as the case may be, an Ericsson subsidiary or subsidiaries) and one arbitrator is to be appointed by Marconi (on behalf of itself and/or, as the case may be, a retained Marconi subsidiary or subsidiaries). The third arbitrator shall be nominated jointly by the two party-nominated arbitrators following their appointment.

21.8	The language to be used in the arbitral proceedings shall be English. If any party seeks to rely upon any document which is expressed in a language other than English, that party must submit a translation of that document.

21.9 (a)	If any Dispute to be referred to arbitration (a New Dispute) arises after a Dispute has already been referred to arbitration but not yet finally determined (the Existing Dispute) the arbitral tribunal appointed or to be appointed in respect of any such Existing Dispute (the Existing Tribunal) shall also, if agreed between Ericsson and Marconi, become the tribunal in respect of the New Dispute, save where any or all members of the Existing Tribunal shall be unable or unwilling to act, in which case the replacement(s) shall be appointed by the LCIA.

(b)	If there is more than one Existing Tribunal when a New Dispute arises Ericsson and Marconi can agree to which Existing Tribunal that New Dispute be referred, save that if any or all members of that Existing Tribunal shall be unable or unwilling to act, the replacement(s) shall be appointed by the LCIA.

(c)	Where Ericsson and Marconi do not agree to a New Dispute being referred to an Existing Tribunal in accordance with subclauses (a) or (b) above either party or both parties can make a reference to arbitration under clause 21.4 above.

(d)	Any arbitral tribunal shall have power to make such directions or awards as it may consider just and desirable in connection with any Existing Dispute and any New Dispute.

AS WITNESS the hands of the duly authorised representatives of the parties on the date which appears first on page 1.

7

SCHEDULE 1

PROPERTIES

Part A

Business Properties

8

Part B

Leased Properties

ADDRESS	OWNER	USE	TERM	RENT PER ANNUM (£)
New Horizon Park, Waterman Road, Coventry. CV6 5TT	Marconi Communications Ltd	Office /Manufacturing

Part of Carr Lane, Chorley, Lancs., PR7 3JP	Marconi Communications Ltd	Office/Manufacturing

9

ADDRESS	OWNER	USE	TERM	RENT PER ANNUM (£)
Part of New Century Park, Copsewood, Coventry, CV3 1HJ	[Marconi NCP Ltd] Marconi Communications Ltd	Office

10

Part C

For the purposes of this schedule 1, the following definitions shall apply:

Business Properties	means the Properties described in Part A of schedule 1 (Properties) and Business Property shall be construed accordingly;

Completion Date	means in respect of each jurisdiction Master Closing or Local Closing as applicable;

Leased Properties	means the Properties described in Part B of schedule 1 (Properties) and Leased Property shall be construed accordingly;

Lettings	means the leases, tenancies and other rights of occupation affecting the relevant Business Property or Leased Property;

Property	means freehold, leasehold or other immovable property and Properties shall be construed accordingly;

Property Consent	means the consent of any landlord or other third party required for (i) the transfer of a Business Property to the Purchaser and (ii) the letting of a Leased Property to the Purchaser and for the purposes of this definition any Business Property or Leased Property held (wholly or partly) under a lease which contains an absolute prohibition on transfer or letting shall be treated as a Business Property or Leased Property which requires a landlord’s consent for transfer or letting;

Property Owner	means in relation to any Business Property or Leased Property the member of the Seller’s group named as its owner in Part A or Part B of schedule 1 (Properties);

Property Transfer	means the transfer of the relevant Business Property in such form as the Purchaser shall reasonably require and in accordance with the relevant provisions of this agreement; and

Underlease	means the lease or underlease to be granted to the Purchaser in respect of each of the Leased Properties in accordance with the relevant provisions of this agreement.

1.	CONSIDERATION

The aggregate value attributed to the Business Properties by clause 4 shall be allocated between the Business Properties in accordance with any amounts shown in Part A of this schedule 1. In respect of each Business Property where either the value so allocated is nil or no such value is shown, the consideration for the sale and purchase of the relevant Business Property shall be the covenant on the part of the Purchaser to be contained in the relevant Property Transfer.

11

2.	MATTERS TO WHICH THE SALE OR LETTING IS SUBJECT

2.1	The Business Properties are sold and the Leased Properties are let subject to and (where appropriate) with the benefit of the following matters:

(A)	all local land charges and all matters capable of registration as local land charges;

(B)	all notices served and orders, demands, proposals or requirements made by any local or other competent authority;

(C)	all exceptions and reservations of whatever nature, all rights of way, water, light, air or other rights, easements, quasi-easements, servitudes and wayleaves (whether constituted in the title documents or otherwise);

(D)	in the case of a Business Property which is leasehold, the covenants, obligations and conditions on the part of the lessee contained in the lease by which the relevant member of the Seller’s group holds the Business Property; and

(E)	in the case of a Business Property or a Leased Property which is affected by any Lettings, the covenants, obligations and conditions on the part of the member of the Seller’s group named in this schedule as its owner or its predecessors in title in the Lettings and the other terms and conditions therein.

2.2	The Purchaser accepts such title as the Property Owner has to the Business Properties or the Leased Properties without further enquiry, requisition or objection.

3.	PROPERTY CONSENTS

3.1	This paragraph applies to those Business Properties and Leased Properties in relation to which a Property Consent is required and if such Property Consent remains to be obtained as at the Completion Date this paragraph shall continue to apply until the relevant Property Consent shall have been obtained or until this agreement shall cease to apply to such Business Properties and Leased Properties in accordance with the terms of this agreement.

3.2	The Seller shall use all reasonable endeavours to obtain the Property Consents, and in respect of the Business Properties where the landlord lawfully requires, the Seller will procure that the Property Owner will enter into an authorised guarantee agreement in a form which is in accordance with the relevant lease. The Purchaser shall provide a direct covenant to any landlord relating to the observance and performance of the terms of the relevant lease in such form as the relevant landlord is entitled to require. [Note: Ericsson to confirm which entity will enter into the authorised guarantee agreement]

3.3	The Purchaser shall supply all references and other evidence and information reasonably required by any landlord in order to obtain the Property Consents and shall give or procure is given any guarantees or lodge any monies by way of deposit as the relevant landlord may lawfully require under the relevant lease.

3.4	In respect of the Leased Properties, the Purchaser shall covenant directly with any superior landlord that the Purchaser will pay the rent reserved by the proposed Underlease and observe and perform the other covenants on the lessee’s part contained in the proposed Underlease.

3.5

The Seller shall pay the professional and other fees of any landlord incurred in connection with all applications for the Property Consents, but will be under no obligation itself to give or procure the giving of any guarantees (other than an authorised guarantee agreement as

12

referred to in paragraph 3.2), lodge any monies by way of deposit or pay or expend any monies nor to issue proceedings to obtain such Property Consent unless indemnified by the Purchaser against the costs of conducting the same.

4.	DELAYED LEGAL COMPLETION

4.1	If a Property Consent has not been obtained by the Completion Date in relation to a Business Property or Leased Property then the date for legal completion of the purchase or letting of the relevant Business Property or Leased Property shall be postponed to the date which is ten Business Days after the earlier of:

(A)	evidence is provided to the Purchaser’s solicitors that the Property Consent has been obtained; and

(B)	the Purchaser (if it so elects) giving notice that at its own risk it wishes to complete the Property Transfer or Underlease notwithstanding the non-issue of the Property Consent.

4.2	The Purchaser acknowledges that pending legal completion it has no legal right as against the relevant provider of the Property Consent to use or occupy the Business Properties or the Leased Properties, but subject thereto and to the Purchaser complying with its obligations in paragraph 4.3 below, the Seller will procure in relation to any relevant Business Property or Leased Property with effect from the Completion Date that:

(A)	the Business Property is held on trust for the Purchaser;

(B)	the Purchaser is permitted (with all persons authorised by it) to have the unrestricted use and occupation of either the whole of the Business Property or Leased Property or such parts of the Business Property or Leased Property as are not subject to any occupational lettings;

(C)	no contract is entered into disposing of any interest in the Business Property or Leased Property;

(D)	if the relevant Business Property or Leased Property is leasehold, the rents, service charges and other sums reserved by the relevant lease are paid; and

(E)	the Purchaser is accounted to forthwith for the net amount of any income received from the Business Property or the Leased Property.

4.3	Pending legal completion, the Purchaser (i) is to pay the Seller a licence fee equivalent to all rents, service charges and other outgoings properly paid by the Seller in respect of the Business Properties (ii) is to pay the rents, service charges and other sums reserved by the proposed Underlease in respect of the Leased Properties and in the absence of an agreed form of Underlease an amount in respect of such sums as is fair and reasonable (iii) is to observe and perform the covenants and conditions on the part of the lessee in the relevant lease, other than payment of rents (iv) is not to infringe any statutory requirement relating to the Business Property or Leased Property and (v) is to indemnify the Seller in respect of all losses, liabilities and costs incurred by the Seller or Property Owner as a result of any act, neglect, default or omission on the part of the Purchaser to perform or comply with such covenants and conditions.

13

5.	APPORTIONMENTS

5.1	All rents, rates and other outgoings in respect of the Business Properties or Leased Properties for the period before the Completion Date shall be borne by the Seller and for any period after the Completion Date shall, subject to paragraph 4 (Delayed legal completion), be borne by the Purchaser.

5.2	All rents and other periodical payments receivable in respect of the Business Properties or Leased Properties for any period of time before and including the Completion Date shall belong to and be payable to the Seller and for any period of time after that day shall belong to and be payable to the Purchaser.

6.	THE PROPERTY TRANSFER

6.1	On the Completion Date or, if later, on legal completion the Seller or relevant member of the Seller’s group will deliver a duly executed Property Transfer of each of the Business Properties to the Purchaser or as the Purchaser may direct.

6.2	The Seller will not by reason of the covenants implied by statute or otherwise expressed in any Property Transfer of a Business Property which is leasehold be deemed to covenant expressly or impliedly that the obligations contained in any lease of the Business Property relating to its state and condition have been complied with and the Property Transfer will contain a declaration to that effect.

6.3	On the Completion Date or, if later, on legal completion the Seller or relevant member of the Seller’s group will deliver a duly executed Underlease of each of the Leased Properties to the Purchaser or as the Purchaser may direct.

6.4	The terms of each Underlease shall be as follows:

(A)	the proposed Underlease shall be granted on the same terms and conditions as the lease vested in the Property Owner where the Leased Property is leasehold and shall otherwise be on such terms as the Seller and Purchaser agree (both parties acting reasonably);

(B)	the rent reserved by the proposed Underlease shall be such sum as is set out in Part B of schedule 1;

(C)	the rent commencement date shall be the Completion Date; and

(D)	the term of the proposed Underlease shall be the term set out in Part B of schedule 1.

6.5	Immediately after the date of this agreement, the Seller and the Purchaser will negotiate in good faith with a view to agreeing prior to the Completion Date the detailed terms of each proposed Underlease and Property Transfer.

7.	BUSINESS PLANT AND MACHINERY

Any business plant and machinery at a Business Property which is leasehold is sold subject to the rights of the relevant landlord arising under the law relating to landlord’s fixtures and tenant’s fixtures and under the relevant lease.

14

8.	GENERAL

The parties acknowledge and undertake to each other that:

(A)	notwithstanding that certain of the arrangements provided or envisaged by this Schedule including without limitation the form of the Property Transfer may not be capable of being directly or appropriately applied in jurisdictions other than England and Wales (Other Jurisdictions) under the laws, established law practices and procedures of those jurisdictions (Foreign Laws) by the Completion Date or at all, the commercial principles underlying the provisions and intentions of this Schedule shall be applied as closely as possible in Other Jurisdictions to produce as nearly as possible the same commercial results as soon as reasonably practicable after the Completion Date neither party being entitled to delay completion on account thereof;

(B)	to the extent that the arrangements provided for or envisaged by this Schedule including without limitation the form of the Property Transfer cannot readily or appropriately and with reasonable practicality be wholly applied in Other Jurisdictions under Foreign Law, they will apply subject to such alteration and amendment as may be necessary or desirable in order to achieve in reasonably practical terms the same commercial results (or as nearly as possible the same commercial results, taking into account the relevant Foreign Laws) as would be achieved in England and Wales, on the application of those arrangements; and

(C)	to the extent necessary in order to achieve in Other Jurisdictions the commercial results intended by this schedule, clause 17 shall apply.

15

SCHEDULE 2

TRANSFER OF CONTRACTS

1.	INTERPRETATION

1.1	In this schedule 2, Contracts means all contracts and engagements (other than any leases of Property or employment contracts) entered into or orders made before the Closing Date by or on behalf of the Seller with third parties in connection with the Business which remain (in whole or in part) to be performed at the Closing Date including (but without limitation) all orders and contracts for the manufacture, sale or purchase of goods or provision or supply of services or for the hire purchase, credit sale, leasing or license of goods or services but, in each case, only in so far as the Purchaser is to assume the liabilities in respect of such contracts or engagements in accordance with the provisions of clause 1.2 of the MOA.

2.	TRANSFER

2.1	Subject to the closing of this agreement, with effect from the Effective Date the Purchaser shall assume, and shall be deemed to have assumed, the obligations and become entitled to, and shall be deemed to have become entitled to, the benefit of the Contracts.

2.2	This agreement shall not constitute an assignment or attempted assignment of any Contract if the assignment or attempted assignment would constitute a breach of such Contract.

2.3	The Seller and the Purchaser shall use all reasonable endeavours to procure the novation or assignment to the Purchaser, as soon as reasonably practicable following the Closing Date, of each Contract.

2.4	Until any Contract is novated or assigned as contemplated in paragraph 2.1, to the Purchaser:

(A)	the Purchaser shall hold it [in trust] for the benefit of the Purchaser absolutely and (if permissible under the Contract), as the Seller’s sub-contractor, perform all the obligations of the Seller under the Contract to be discharged after the Closing Date; and

(B)	the Seller and the Purchaser shall as soon as reasonably practicable agree the terms on which:

(a)	the Seller shall sub-license its rights under the Contract to the extent sub-licensing is permitted under the Contract) to the Purchaser or a person nominated by the Purchaser; and

(b)	the parties invoke any other provision contained in the Contract which provides for the extension of the benefit of the rights granted under the Contract to an acquirer of the Business; and

(c)	give all reasonable assistance to the Purchaser to enable the Purchaser to enjoy the benefit of and enforce its rights under the Contract.

2.5

Subject to the provisions of the MOA and the Seller complying with its obligations under this agreement, the Purchaser shall indemnify the Seller from and against any losses, costs, charges, liabilities, claims or damages which the Seller suffers or incurs arising out of the

16

performance of the Contracts from or after the Closing Date or the termination of the Contracts by or with the prior consent of the Purchaser after the Closing Date.

2.6	Subject to the provisions of the MOA, the Seller shall indemnify the Purchaser from and against any losses, costs, charges, liabilities, claims or damages which the Purchaser suffers or incurs arising out of the performance of the Contracts prior to the Closing Date or the termination of the Contracts without the prior consent of the Purchaser from and after the Closing Date.

2.7	If a Contract is terminated by the counterparty on or after the Effective Date solely on account of the purported or attempted assignment of the Contract, the Purchaser shall indemnify the Seller against any sum payable to the counterparty in consequence of such termination and costs incurred by the Seller and the counterparty in connection with the counterparty’s claim.

17

SCHEDULE 3

EMPLOYEES

[Note: Required for the UK and Germany only]

18

SIGNATORIES

SIGNED by	)
for [MARCONI CORPORATION PLC]/[SELLING MARCONI SUBSIDIARY]	) ) )

SIGNED by	)
for [TELEFON AKTIEBOLAGET LM ERICSSON]/[PURCHASING ERICSSON SUBSIDIARY]	) ) )

19

SCHEDULE 2

MASTER SHARE PURCHASE AGREEMENT

DATED •

[MARCONI CORPORATION PLC]/[SELLING MARCONI SUBSIDIARY]

and

[TELEFON AKTIEBOLAGET LM ERICSSON]/[PURCHASING ERICSSON SUBSIDIARY]

for the sale and purchase of

[all of]/[[number][type] shares in] the issued share capital of [Marconi target company]/[each of [Marconi target companies]]

ALLEN & OVERY LLP

LONDON

THIS AGREEMENT is made on •

BETWEEN:

(1)	[MARCONI CORPORATION PLC]/[SELLING MARCONI SUBSIDIARY] ([registered] number •) whose [registered office] is at • (the Seller); and

(2)	[TELEFON AKTIEBOLAGET LM ERICSSON]/[PURCHASING ERICSSON SUBSIDIARY] ([organisation]/[registered] number •) whose [registered office] is at • (the Purchaser).

WHEREAS:

(A)	[The Seller is a [wholly-owned] subsidiary of Marconi Corporation plc (Marconi).] [The Purchaser is a [wholly-owned] subsidiary of Telefon Aktiebolaget LM Ericsson (Ericsson)]. The Seller and the Purchaser are entering into this agreement in accordance with, and subject to, the memorandum of agreement between [Marconi]/[the Seller] and [Ericsson]/[the Purchaser] dated 25 October 2005 (the MOA).

(B)	[Marconi target company] ([registered] number •) whose [registered office] is at • (the Company) is a [private company limited by shares having an authorised share capital of £• divided into • ordinary shares of £• each [all]/[number] of which have been issued fully paid or credited as fully paid and are owned by the Seller][1] (the Shares)[2].

(C)	[[The Company] is the owner of [the entire issued share capital[s]] of [the company]/[all the companies] short details of which are set out in the Schedule (the [Subsidiary]/[Subsidiaries)][3].

(D)	The Seller and the Purchaser have fulfilled their respective legal obligations to inform, consult with and obtain advice from the trade unions, works councils and any other relevant employee representative bodies, organisations and authorities in [the jurisdiction] regarding the sale, purchase and transfer of the Shares.

(E)	[All [other] conditions to closing of this agreement [as set out in clause 4 of the MOA] have been satisfied and/or waived.]

(F)	The Seller wishes to sell and the Purchaser wishes to purchase the Shares on the terms set out in this agreement.

IT IS AGREED as follows:

1.	SALE AND PURCHASE

The Seller shall sell and the Purchaser shall purchase the Shares free from liens or other encumbrances.

[1]	This language is appropriate for the sale of shares in a private limited company incorporated in England and Wales only. Equivalent language should be used where the Marconi target company is incorporated in a jurisdiction other than England and Wales.
[2]	If more than one Marconi target company is being sold under the same agreement additional recitals describing each of the Marconi target companies will be required. In these circumstances, it will also be necessary to amend the definition of the Company to include all of the Marconi target companies being sold (for example, Company A, Company B and Company C together the Companies) and the definition of the Shares to include all of the shares in those Marconi target companies (for example, the A Shares, B Shares and C Shares together the Shares).
[3]	To be included if the Marconi target company has, or any of the Marconi target companies have, any subsidiaries.

1

2.	CONSIDERATION

2.1	The consideration for the sale of the Shares (as calculated in accordance with the provisions of schedule 7 of the MOA) shall be the sum of £• payable in cash on Closing (as defined in clause 3.1) plus interest in the amount of £•, as calculated in accordance with clause 3.14 of the MOA.

2.2	The consideration paid by the Purchaser in accordance with the provisions of clause 2.1 shall be adjusted after the Closing Date in accordance with the provisions of clause 3 of the MOA and the Purchaser or the Seller shall (as applicable) pay or repay to the other party, in accordance with the provisions of clause 3.13 of the MOA, any amount agreed or determined to be payable by the Purchaser or Seller after the Closing Date in so far as such amount relates to the sale and purchase of the Shares.

3.	CLOSING

3.1	Closing of the sale and purchase of the Shares (Closing) shall take place immediately after the signature of this agreement at [location].

3.2	At Closing the Seller shall procure[4]:

(a)	the delivery to the Purchaser of:

(i)	[a] duly executed transfer[s] of the Shares in favour of the Purchaser or as it may direct;

(ii)	[a] share certificate[s] representing the Shares (or an express indemnity in a form satisfactory to the Purchaser in the case of [it being]/[any] found to be missing); [and]

(iii)	the certificate of incorporation, common seal, minute books, statutory registers and share certificate book of [the Company]/[each of the Companies] [and [the Subsidiary]/[each of the Subsidiaries]; [and]

(iv)	[duly executed transfers of each share in a Subsidiary that is not registered in the name of [the Company] in favour of the Purchaser or as it may direct together with the [relevant] share certificate[s]; and]

(b)	that a board meeting of [the Company][each of the Companies] is held at which it shall be resolved that the [relevant] transfer referred to in subclause 3.2(a) (subject only to it being duly stamped or adjudicated not chargeable to stamp duty) is approved for registration.

3.3	Upon completion of all the matters referred to in subclause 3.2 the Purchaser shall pay in cleared sterling funds by telegraphic transfer the consideration for the sale of the Shares to the Seller.

4.	WRONG POCKET

The provisions of clause 7 of the MOA shall apply to this agreement as between the parties hereto.

[4]	Closing mechanics to be amended so as to effect the transfer of the Shares in accordance with the law applicable to the relevant transaction.

2

5.	WARRANTIES AND INDEMNITIES

Each of the Purchaser and the Seller acknowledges and agrees that other than as set out in this agreement or any agreement referred to in, or to be executed in accordance with, this agreement, it has not relied on any express or implied covenant, warranty, representation, guarantee, promise, inducement, indemnity or undertaking whatsoever (whether statutory, contractual or otherwise) and it shall not be entitled to and will not make any objection or claim against the other or any retained Marconi subsidiary or, as the case may be, any Ericsson subsidiary (including any Marconi subsidiary which has become an Ericsson subsidiary) in respect of any such matters, save in respect of fraud. For the avoidance of doubt, the parties agree and acknowledge that neither party will seek to make any adjustment after Closing to the consideration payable by Ericsson (and its relevant subsidiaries) to Marconi (and its relevant subsidiaries) other than in accordance with the provisions of clauses 3 and 7 of the MOA.

6.	SELLER OBLIGATIONS

The Seller shall, until the Shares [or any of them] are registered in the name of the Purchaser or as it may direct, hold the Shares [on trust and] for the benefit of the Purchaser.

7.	COSTS

The provisions of clauses 14.9 and 14.10 of the MOA shall apply as if the same were set out in this agreement.

8.	FURTHER ASSURANCE

Each party shall procure (in each case, in so far as it is reasonably able) the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions and shall otherwise exercise all powers and rights available to it in order to give effect to this agreement.

9.	THIRD PARTY RIGHTS

[With the exception of [Marconi] [and] [Ericsson], a]/[A] person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

10.	COUNTERPARTS

This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

11.	MOA

If any provision of this agreement conflicts with any provision of the MOA then the MOA shall prevail.

12.	INSURANCE

12.1	The Company shall be at liberty as it sees fit to notify new claims in respect of any insured loss or liability incurred or suffered by the Company under any policy of insurance in

3

existence at or before Closing under which the Company is insured where the insured loss or liability was incurred or suffered prior to Closing, and to pursue, negotiate and agree all claims notified whether before or after Closing by or in respect of the Company under any insurance policy; and all monies payable in respect of any such claim shall be payable direct to the Company (or as it may direct).

12.2	The Seller will procure (in so far as it is reasonably able) that all insurance policies under which any claim has been made or may be made by or on behalf of the Company pursuant to this agreement shall remain in full force and effect and that nothing will be done by any other insured party under any such insurance policy which would adversely affect the rights of the Company to effect recovery of valid claims thereunder.

12.3	The Seller shall provide and procure all such reasonable assistance and information as the Company may request to enable the Company to collect its valid claims and to exercise its rights under this clause and under any insurance policy concerned.

13.	GOVERNING LAW AND ARBITRATION

13.1	For the purposes of this clause a Dispute means any dispute, difference, controversy or claim arising out of or in connection with this agreement, including any question regarding its existence, validity, interpretation, breach or termination.

13.2	This agreement shall in all respects be governed and construed in accordance with English law.

13.3	Subject to clause 13.4, any Dispute shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause.

13.4	Any reference of a Dispute to arbitration in accordance with this clause shall only be made by the Purchaser and/or, as the case may be, the Seller[, whether on behalf of itself or themselves or an Ericsson subsidiary or subsidiaries or, as the case may be, a retained Marconi subsidiary or subsidiaries] [with the prior consent of Ericsson or Marconi (as applicable)].

13.5	The parties agree that each of Ericsson and Marconi (if they are not already a party) shall be joined as a party in any arbitration to which a Dispute has been referred pursuant to this clause 13.

13.6	The seat, or legal place, of arbitration shall be London.

13.7	The arbitral tribunal shall consist of three arbitrators, of which one arbitrator is to be appointed by Ericsson (on behalf of itself and/or, as the case may be, an Ericsson subsidiary or subsidiaries) and one arbitrator is to be appointed by Marconi (on behalf of itself and/or, as the case may be, a retained Marconi subsidiary or subsidiaries). The third arbitrator shall be nominated jointly by the two party-nominated arbitrators following their appointment.

13.8	The language to be used in the arbitral proceedings shall be English. If any party seeks to rely upon any document which is expressed in a language other than English, that party must submit a translation of that document.

13.9 (a)

If any Dispute to be referred to arbitration (a New Dispute) arises after a Dispute has already been referred to arbitration but not yet finally determined (the Existing Dispute) the arbitral tribunal appointed or to be appointed in respect of any such

4

Existing Dispute (the Existing Tribunal) shall also, if agreed between Ericsson and Marconi, become the tribunal in respect of the New Dispute, save where any or all members of the Existing Tribunal shall be unable or unwilling to act, in which case the replacement(s) shall be appointed by the LCIA.

(b)	If there is more than one Existing Tribunal when a New Dispute arises Ericsson and Marconi can agree to which Existing Tribunal that New Dispute be referred, save that if any or all members of that Existing Tribunal shall be unable or unwilling to act, the replacement(s) shall be appointed by the LCIA.

(c)	Where Ericsson and Marconi do not agree to a New Dispute being referred to an Existing Tribunal in accordance with subclauses (a) or (b) above either party or both parties can make a reference to arbitration under clause 13.4 above.

(d)	Any arbitral tribunal shall have power to make such directions or awards as it may consider just and desirable in connection with any Existing Dispute and any New Dispute.

AS WITNESS the hands of the duly authorised representatives of the parties on the date which appears first on page 1.

5

SCHEDULE 1

THE [SUBSIDIARY]/[SUBSIDIARIES]

1.	[SUBSIDIARY]

[Registered] number: •

Registered office: •

Authorised share capital: •

Issued share capital: •

2.	[SUBSIDIARY]

[Registered] number: •

Registered office: •

Authorised share capital: •

Issued share capital: •

6

SIGNATORIES

SIGNED by	)

for [MARCONI CORPORATION PLC]/[SELLING MARCONI SUBSIDIARY]	) ) )

SIGNED by	)

for [TELEFON AKTIEBOLAGET LM ERICSSON]/[PURCHASING ERICSSON SUBSIDIARY]	) ) )

7

SCHEDULE 3

MATRIX

Asset deals	Share deals	< 100% owned	Total before adjs	Add Italy and Germany Pension liabilities	Add back fixed asset invs	Less Minority Interest	Indirect taxation receivable	Employee bonus accruals	Inter co profit in stock	IFRS R&D capitalisation	TOTAL
0	0	0	0							10,300,000	10,300,000
					9,071,000						9,071,000
110,025,873	527,027	1,949,086	112,501,987			(1,814,472)					110,687,515
150,392,497	70,607	10,593,504	161,056,608						(400,000)		160,656,608
212,344,565	1,300,336	26,675,727	240,320,628								240,320,628
91,395,785	2,200,262	11,817,860	105,413,906								105,413,906
(14,068,124)	(1,047,808)	(8,452,318)	(23,568,249)								(23,568,249)
(12,033,543)	—	—	(12,033,543)								(12,033,543)
(187,854,943)	(2,385,591)	(11,629,350)	(201,869,884)				(2,506,602)	9,518,429			(194,858,057)
(22,941,542)	—	(500,138)	(23,441,680)								(23,441,680)
(46,401,185)	(502,769)	(1,180,797)	(48,084,751)								(48,084,751)
		(1,326,395)	(1,326,395)	(114,896,653)							(116,223,048)

280,859,383	162,065	27,947,179	308,968,627	(114,896,653)	9,071,000	(1,814,472)	(2,506,602)	9,518,429	(400,000)	10,300,000	218,240,329

	20,060,066	19,365,582	39,425,648								39,425,648
	(18,097,026)	(59,910,023)	(78,007,049)								(78,007,049)
	—	(315,197)	(315,197)								(315,197)
	(6,701)	1,370,217	1,363,516								1,363,516
	(2)	132	129								129

	1,956,337	(39,489,289)	(37,532,952)			—				—	(37,532,952)

	2,118,402	(11,542,110)	271,435,675	(114,896,653)	9,071,000	(1,814,472)	(2,506,602)	9,518,429	(400,000)	10,300,000	180,707,377

Selling Companies					Buying Companies
Marconi Communications Argentina SA	A	Argentina	2,130,812		CEA
Marconi Australia Pty Ltd	A	Australia	33,575,844	3,000,000	EPA
Metapath Software International Brasil Ltda	A	Brazil	2,156,441		EDB
Marconi Communications Telemulti Ltda	A	Brazil	27,162,931		EDB
Northwood Technologies Inc Grp	A	Canada	526,349		EMC
Marconi Communications Ltd (Canada)	A	Canada	64,731		EMC
Marconi Colombia SA	A	Colombia	2,877,806		EDC
Marconi Communications SA	A	France	(522,772)		ESF
Marconi HCIS Inc	A	France	(282,064)		ESF
Marconi Communications Real Estate GmbH	A	Germany	13,121,676		New co
Marconi Communications ONDATA GmbH	A	Germany	(503,746)		New co
Marconi Communications GmbH	A (split)	Germany	70,276,773	159,000,000	New co
Marconi Communications Software Systems GmbH & Co KG	A	Germany	(575,778)		New co
Marconi Montage und Inbetriebnahme	A	Germany	(4,897,239)		New co
Marconi Channel Markets GmbH - HO	A	Germany	(3,144)		New co
GAAP Germany M Comms Gmbh Grp	A	Germany	(5,861,951)
GAAP Adj M Channel Markets GmbH	A	Germany	0
Marconi Communications Asia Ltd	A	Hong Kong	(1,685,789)		ECH
Marconi Telecommunication India Private Ltd	A	India	766,858		EIL

Selling Companies					Buying Companies
GAAP Adj M Telecom India Private Ltd (1666)	A	India	(301,370)
Marconi Communications Optical Networks Ltd	A	Ireland	1,018,213		LMI
Marconi Communications Ltd (Ireland) - HO	A	Ireland	(1,297,283)		LMI
Marconi Comms Ltd (Ireland) - Fore Guangzhou Branch	A	Ireland	0		LMI
Marconi Comms Ltd (Ireland) - Fore Shanghai Branch	A	Ireland	0		LMI
Marconi Communications SpA	A	Italy	39,438,420	161,000,000	New co
Marconi International SpA	A	Italy	511,076		New co
Marconi Sud SpA	A	Italy	921,253		New co
Marconi Communications Japan Inc	A	Japan	95,408		NRJ
Marconi Communications De Mexico SA De CV	A	Mexico	7,079,807		TAM
Marconi Communications BV - HO	A	Netherlands	(179,559)		ETM
Marconi New Zealand Ltd	A	New Zealand	779,409		ENZ
Marconi Polska Sp zoo	A	Poland	1,012,669		EPO
MNI Tecnologias e Sistemas de Comunicacao	A	Portugal	321,307		SEP
OOO Marconi Communications - Russia	A	Russia	534,653		ECR
Marconi Middle East (Saudi Arabia)	A	Saudi Arabia	169,644		LME
Marconi Communications South East Asia Pte Ltd	A	Singapore	432,382		ENO
Marconi Iberia S.A.	A	Spain	5,373,254		EEM
Metapath Software International AB	A	Sweden	(1,809)		EAB
Marconi Corporation Plc	A	UK		641,000,000	LME+Newco
Metapath Softare International (US) Inc - SMSIP_STCP	A	UK	35,474		New co

Selling Companies					Buying Companies
Metapath Software International Ltd	A	UK	2,000,133		New co
GPT Special Project Management Ltd	A	UK	(1,522,986)		New co
MC Ltd - Div NE	A (split)	UK	20,398,659		New co
MC Ltd - Div Prod Eng	A	UK	1,095,245		New co
MC Ltd - Div Supply Chain	A	UK	23,891,155		New co
MC Ltd - Div Corp	A (split)	UK	2,677,027		New co
Marconi Communications China Ltd - HO	A	UK	(4,310)		New co
Marconi Communications China Ltd - Hong Kong Branch	A	UK	(721,750)		New co
Marconi Communications International Ltd - Head Office	A	UK	4,081,776		New co
Metapath Software International Inc	A	US	0		New co
Metapath Software International (US) Inc - HO	A	US	2,331,737		New co
Metapath Software Intl (US) Inc - OSS Division	A	US	0		New co
Fore Mexico Branch	A	US	0		New co
Fore Dubai WW Rep Office	A	US	0		New co
Fore India WW Rep Office	A	US	16,999		New co
Marconi Communications Inc ex Fore	A	US	32,094,855	136,000,000	New co
Marconi Venezuela CA	A	Venezuela	250,158		CEV

TOTAL Asset deals			280,859,382	1,100,000,000

Marconi Comms China Ltd - Beijing Branch	S	China	(10,039,432)		CBC
Beijing Marconi Communications Technology Co Ltd	S	China	(1,703,315)		CBC

Selling Companies					Buying Companies
Chengdu Marconi Communications Ltd	S	China	(938,538)		CBC
GAAP China Adj M Comms Inc Grp - Chengdu	S	China	(2,590,376)		CBC
GAAP China Adj M Comms Inc Grp - Beijing	S	China	(282,505)		CBC
Marconi Communications Federal Inc	S	US	17,672,569		New co

TOTAL Share deals			2,118,402

Marconi Communications South Africa (Pty) Ltd - HO	JV	South Africa	12,311,244		EHI
Marconi Communications South African (Pty) Ltd - MCCPE	JV	South Africa	(5,672,911)		EHI
Guilin Marconi Telecomms. Ltd	JV	China	(1,027,259)		EHI
Shanghai Marconi Communication Equipment Co Ltd	JV	China	4,046,981		EHI
GAAP China Adj MComms Hldgs Grp - SMCE	JV	China	(3,744,050)		EHI
GAAP China Adj MComms Hldgs Grp - GMT	JV	China	(17,330,224)		EHI
Marconi Middle East LLC	JV	Dubai	(260,748)		EHI
Marconi Italiana Asia - Pacific (Malaysia) Sdn Bhd	JV	Malaysia	134,858		EHI

TOTAL JV			(11,542,110)

TOTAL			271,435,674	1,100,000,000

Company names and addresses

CEA

COMPANIA ERICSSON S.A.C.I.

Av. Gral. Güemes 676 PB (B1638CJF) Vte. Lopez

ARGENTINA

EPA

ERICSSON AUSTRALIA PTY. LTD.

37/360 Elizabeth Street, Melbourne

VIC 3000

AUSTRALIA

EDB

ERICSSON TELECOMUNICACOES S.A.

Rua Maria Prestes Maia, 300 zip 02047-901

Vila Guilherme

São Paulo - SP

BRAZIL

ECH

ERICSSON COMMUNICATIONS (HONG KONG) LIMITED

12 FLOOR, DEVON HOUSE

TAIKOO PLACE,

979 KINGS ROAD,

CHINA

CBC

ERICSSON (CHINA) COMMUNICATIONS CO. LTD.

10B, Hanwei Plaza No. 7 Guanghua Lu, Chaoyang

100004 Beijing P.R.C

CHINA

EDC

ERICSSON DE COLOMBIA S.A.

Calle 93 B N. 16-47 Bogotá-Colombia

COLOMBIA

ESF

ERICSSON FRANCE S.A.

19 Avenue Carnot 91348 Massy Cedex

FRANCE

EDD

ERICSSON GMBH

Fritz-Vomfelde Straße 26,

40457 Düsseldorf

GERMANY

EIL

ERICSSON INDIA PRIVATE LTD.

dlf cyber citi, sector 25a

Gurgaon-122002, Haryana

INDIA

LMI

L M ERICSSON LIMITED

Beech Hill

Clonskeagh

Dublin 4

IRELAND

TEI

ERICSSON TELECOMUNICAZIONI S.P.A.

VIA ANAGNINA 203,

00040 Roma

ITALY

NRJ

NIPPON ERICSSON K.K.

Koraku Mori Building

1-4-14 Koraku, Bunkyo-ku

Tokyo 112-0004

JAPAN

EMC

ERICSSON CANADA INC.

5255 Satelite Drive

Mississauga, Ontario

L4W 5E3 CANADA

TAM

ERICSSON SERVICIOS ADMIN. MEXICO S.A. DE C.V.

PROLONGACION PASEO DE LA REFORMA 1015 SANTA FE

ZC 01376 MEXICO DISTRITO FEDERAL

DELEGACION ALVARO OBREGON

MEXICO

EHI

ERICSSON HOLDING INTERNATIONAL B.V.

Ericssonstraat 2, Rijen

NETHERLANDS

ETM

ERICSSON TELECOMMUNICATIE B.V.

Ericssonstraat 2, 5121 ML Rijen

NETHERLANDS

ENZ

ERICSSON COMMUNICATIONS LTD.

204 - 206 Thorndon Quay

Wellington

NEW ZEALAND

EPO

ERICSSON SP.ZO.O.

Brama Zachodnia, Al. Jerozolimskie 92

00-807 Warsaw

POLAND

SEP

ERICSSON TELECOMUNICACOES LDA.

Ed. Infante D. Henrique-Quinta da Fonte

2770-192 Paço de Arcos

PORTUGAL

ECR

ERICSSON CORPORATIA AO

ul. 8 Marta, 12, 125083, Moscow

RUSSIAN FEDERATION

ENO

ERICSSON TELECOMMUNICATIONS PTE. LTD.

510 Thomson Rd #18-00

SLF Building

Singapore 298135

SINGAPORE

EEM

ERICSSON ESPANA S.A.

C/ Retama 1, 28045 Madrid (SPAIN)

SPAIN

EAB

ERICSSON AB

Torshamnsgatan 23 Stockholm

SWEDEN

ETL

ERICSSON LTD.

Midleton Gate,

Guildford Business Park,

Guilford, Surrey GU2 8SG,

UNITED KINGDOM

EUS

ERICSSON INC.

6300 Legacy Drive

Plano, TX 75024

UNITED STATES

CEV

CIA ANONIMA ERICSSON

Avenida Diego Cisneros, Edificio Roche, piso 1

Urbanización Los Cortijos

Caracas

VENEZUELA

SCHEDULE 4

ACCOUNTING POLICIES

PART 1

All balance sheets and/or Statements to be prepared in accordance with the provisions of clauses 2 and 3 of this agreement shall be prepared in accordance with the following principles, policies, bases, practices, estimation techniques and methods (together, the Accounting Policies):

(a)	the specific accounting principles set out in the Marconi Accounting Policies and Procedures Manual as applied in the preparation of the 31 March 2005 Balance Sheet which Deloitte & Touche, in their audit opinions dated 21 October 2005 (addressed to the directors of Marconi), certified to have been compliant with International Financial Reporting Standards (IFRS) adopted by the European Union and in force as at 31 March 2005, subject to any modifications(s) required to comply with IFRS due to new or amended IFRS adopted by the European Union as at 30 September 2005 or the Effective Date or the Closing Date (as applicable);

(b)	to the extent not covered by paragraph (a) above, IFRS in force and adopted by the European Union as at 30 September 2005, consistently applied; and

(c)	the accounting principles set in Part 2 of this Schedule 4.

PART 2

1.	Subject to paragraphs (a) and (b), all balance sheets and/or Statements to be prepared in accordance with the provisions of clauses 2 and 3 of this agreement shall be calculated by reference to the nominal ledger balances of each company which is the subject of a Transaction and each asset seller as at midnight (London time) on the date of the relevant balance sheet and/or statement (the Balance Sheet Date).

2.	Amounts stated in schedule 3 and in all balance sheets and/or Statements to be prepared in accordance with the provisions of clauses 2 and 3 of this agreement shall be stated in Pounds Sterling (£) and amounts expressed in other currencies shall be translated into Pounds Sterling at the spot exchange rate (being the average of the bid and offer spot rates) published by Reuters as at 5:00 p.m. (London time) on the Balance Sheet Date or if such day is not a Business Day as at 5:00 p.m. on the last Business Day prior to the Balance Sheet Date.

3.	All balance sheets and/or Statements are to be prepared in accordance with the provisions of clauses 2 and 3 of this agreement on a going concern basis.

4.	The pensions valuation shall be prepared under IAS19 in accordance with the provisions of schedule 6, Part 3.

AGREED FORM 24 OCTOBER 2005

[EARTH]

-and-

[MERCURY]

INTELLECTUAL PROPERTY

AND KNOW-HOW DEED

Slaughter and May

One Bunhill Row

London

EC1Y 8YY

(SXXM/DDD)

SCHEDULE 5

IPR LICENCE AGREEMENT

THIS AGREEMENT is made by way of deed on the      day of                      2005

BETWEEN:

(1)	[EARTH], a company incorporated under the laws of • (with registration number •) and whose registered office is at • (“Earth”); and

(2)	[MERCURY], a company incorporated under the laws of England (with registration number •) and whose registered office is at • (“Mercury”).

WHEREAS:

(A)	Pursuant to a Memorandum of Agreement between Marconi Corporation plc and Telefon Aktiebolaget LM Ericsson dated 25 October 2005 (the “Memorandum of Agreement”), Marconi Corporation plc agreed to sell or procure the sale of, and Telefon Aktiebolaget LM Ericsson agreed to purchase or assume, or procure the purchase or assumption of certain assets, shares and liabilities of the Mercury group by way of a series of asset transactions and share transactions.

(B)	Mercury now wishes to be granted, and Earth is willing to grant or procure the grant to Mercury of, a licence back of certain intellectual property and know-how transferred to Earth, or which is owned by an entity the shares in which are or will be transferred to Earth, pursuant to the above transactions, for use in the Mercury retained businesses.

(C)	Earth and Mercury are entering into this Agreement in accordance with the Memorandum of Agreement.

NOW IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement the following words and expressions shall have the following meanings:

“Affiliate”	means a subsidiary or holding company of a party, or any other subsidiary of any such holding company, from time to time, but in the case of Mercury excludes the Transferring Entities;

“Asset Transaction”	has the meaning given to it in the Memorandum of Agreement;

“Commencement Date”	means the date hereof;

“Identified Matters”	has the meaning given to it in Clause 2.3(B);

“Infringement”	has the meaning given to it in Clause 4.1;

“Improvement”	means any improvement, modification or adaptation created after the Commencement Date to any part of the Licensed Know-How and/or the technology included within, or claimed in any patent or patent application included within, the Licensed IP;

“Intellectual Property”	means patents, copyrights, rights in designs, database rights, topography rights (whether or not any of the foregoing is registered and including applications for registration of the foregoing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing which may exist anywhere in the world, but excluding all rights in trade marks and trade names;

“Interactive Systems and Payphones Products”	means the payphones and multimedia interactive terminals manufactured or supplied by Mercury or any of its Affiliates at the Commencement Date, including (without limitation) the management and security systems and software used in association with such payphones and terminals;

“Know-How”	means know-how, technical information or data (including, without limitation, drawings, specifications, computer programs and documentation);

“Licensed IP”

means all Intellectual Property:

(A)        owned by each Transferring Entity at the date on which the shares in such Transferring Entity are transferred to Earth or any of its Affiliates; or

(B)        transferred to Earth or any of its Affiliates under or pursuant to any Asset Transaction; and

in each case, that was used by Mercury or any of its Affiliates in the Retained Business during the twelve (12) months prior to the Commencement Date. For the purposes of this definition, use of an Intellectual Property right by Mercury or any of its Affiliates in one country of the Territory shall be deemed to be use by it of the corresponding Intellectual Property right in each other country of the Territory;

“Licensed Know-How”	means: (A) all Know-How in the possession or control of each Transferring Entity at the date on which the shares in such Transferring Entity are transferred to Earth or any of its Affiliates; and

2

(B)        all Know-How transferred to Earth or any of its Affiliates under or pursuant to any Asset Transaction,

in each case, that is (i) at the Commencement Date also in the possession or control of Mercury or any of its Affiliates; and (ii) was used by Mercury or any of its Affiliates in the Retained Business during the twelve (12) months prior to the Commencement Date; and (iii) which is of a confidential nature;

“Licensed Products”	means: (A) System X Products; and (B) Interactive Systems and Payphones Products;

“Licensed Services”

means the provision of any of the following services:

(A)        the use of work processes and management tools that do not relate to Products;

(B)        other non Product specific telecommunications services as are currently provided by Mercury and its Affiliates (or any of them) in the Retained Business, and

(C)        telecommunications services in respect of:

(i)          the development, manufacture, importation, use, sale and/or other exploitation of System X Products; and

(ii)        the development, manufacture, importation, use, sale and/or other exploitation of Interactive Systems and Payphones Products;

“Mercury Assignment”	has the meaning given to it in Clause 3.2;

“Product”

means any product:

(A) manufactured or supplied or being developed by or on behalf of a Transferring Entity at or at any time at prior to the date on which the shares in such Transferring Entity are transferred to Earth or an Affiliate of Earth; or

3

(B) the rights to which are acquired by Earth or any Affiliate of Earth under or pursuant to any Asset Transaction;

“Retained Business”

means:

(A)        the development, manufacture, importation, use, sale and/or other exploitation of System X Products;

(B)        the development, manufacture, importation, use, sale and/or other exploitation of Interactive Systems and Payphones Products; and

(C)        the non Product specific telecommunications services business of Mercury and/or its Affiliates as currently carried on in the United Kingdom and the value added business of Mercury and/or its Affiliates as currently carried on the United Kingdom and Germany; and

(D)        the telecommunications services business of Mercury and/or its Affiliates as currently carried on in respect of:

(i)          the development, manufacture, importation, use, sale and/or other exploitation of System X Products; and

(ii)        the development, manufacture, importation, use, sale and/or other exploitation of Interactive Systems and Payphones Products;

“Services IPR”

means that Licensed IPR and Licensed Know-How used by Mercury and its Affiliates (or any of them) in:

(A)        the use of work processes and management tools that do not relate to Products;

(B)        the other non Product specific telecommunications services business of Mercury and/or its Affiliates as carried on in the Retained Business; and

(C)        the telecommunications services business of Mercury and/or its Affiliates as carried on in the Retained Business in respect of:

(i)          the development, manufacture, importation, use, sale and/or other exploitation of System X Products; and

4

(ii)        the development, manufacture, importation, use, sale and/or other exploitation of Interactive Systems and Payphones Products.

For the avoidance of doubt Services IPR does not include any Know-How comprising or contained in, or any Intellectual Property rights subsisting in, tools (including software tools), manuals (including installation and commissioning manuals), instructions, drawings and/or specifications used for the design, production, installation, commissioning or maintenance of any Product;

“Share Transaction”	has the meaning given to it in the Memorandum of Agreement;

“System X Products”	means the digital switching range of products supplied by Mercury or any of its Affiliates at the Commencement Date and associated software known at the date of the Memorandum of Agreement as “System X” products, including (without limitation) (a) the development and test environments of such products, (b) the products peripheral to the “System X” products and which are known at the date of the Memorandum of Agreement as “DCD”, “SDBCS”, “EMW” and “ISP”, and (c) the “System X” product releases known as “Trunk”, “Local”, “SPR”, “FAS” and “SAS”;

“Territory”	means: (A) in relation to Licensed Products and the Trade Marks only, the world; and (B) for all other purposes, the United Kingdom, Germany and the Republic of Ireland;

“Trade Marks”	means those trade marks set out in Schedule 1, including any registrations or applications of any of them that were acquired by Earth or any of its Affiliates under or pursuant to any Asset Transaction or are owned by a Transferring Entity at the date on which the shares in such Transferring Entity are transferred to Earth or any of its Affiliates;

5

“Transaction Documents”	means the Memorandum of Agreement and the agreements entered into pursuant to it; and

“Transferring Entity”	means any entity whose shares are the subject of a Share Transaction.

1.2	In this Agreement, unless otherwise specified:

(A)	references to Clauses and Schedules are to clauses of and schedules to this Agreement;

(B)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(C)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(D)	references to a “person” shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) at any time;

(F)	headings to Clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

(G)	a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction;

(H)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(I)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

6

1.3	The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

2.	GRANT OF LICENCE AND UNDERTAKING

2.1	Subject to (a) any encumbrances, licences and other rights of third parties to which the Licensed IP, the Licensed Know-How and Trade Marks (or any of it or them) is subject at the Commencement Date, and (b) any applicable requirements of law, Earth hereby grants to Mercury, or shall procure the grant to Mercury of, a fully paid-up, royalty-free licence to use in the Territory:

(A)	the Licensed IP and the Licensed Know-How to develop, manufacture, import, use sell and otherwise exploit Licensed Products, which licence shall be exclusive;

(B)	the Services IPR to provide the Licensed Services (or any of them), which licence shall be exclusive in relation to Licensed Products only but otherwise shall be non-exclusive; and

(C)	the Trade Marks in the Retained Business to the extent such Trade Marks are used in the Retained Business at the Commencement Date, which licence shall be non-exclusive.

Notwithstanding the exclusive licence rights granted pursuant to sub-clause 2.1 (A) the licence rights in relation to Licensed Products shall be non-exclusive in relation to (a) any development or test environment of any System X Product, and (b) any peripheral product of any System X Product, and (c) any management and security system, and (d) any software, and (e) any service provided in relation to any Licensed Product; that has at or prior to the Commencement Date been used or developed or tested for use in relation to any Product. Further (and for the avoidance of doubt) nothing shall limit Earth’s and its Affiliates’ rights to use and exploit the Licensed IP and Licensed Know-How (or any part of it) in connection with any product or service other than the Licensed Products, including (without limitation) in connection with products competitive with the Licensed Products (or any of them).

2.2	Mercury may sub-license its rights under this Agreement to:

(A)	any of its Affiliates;

(B)	any third party sub-contractor of Mercury or any of its Affiliates to enable that sub-contractor to provide products or services to Mercury or any of its Affiliates; or

(C)	any customer of Mercury and/or its Affiliates to enable that customer to make use of or otherwise receive the benefit of any products or services provided to that customer by or on behalf of Mercury or its Affiliates,

7

provided that:

(D)	any sub-licence so granted does not grant the sub-licensee greater or more extensive rights than the rights granted to Mercury hereunder; and

(E)	any sub-licence granted pursuant to Clause 2.2(A) or 2.2(B) will terminate automatically and without notice upon termination of this Agreement; and

(F)	any sublicence granted pursuant to Clause 2.2(A) will terminate automatically and without notice should the sublicensee cease to be an Affiliate of Mercury.

2.3	Should Mercury wish to expand the territorial scope of any licence granted in Clause 2.1, Mercury shall notify Earth in writing setting out in reasonable detail:

(A)	the territory or territories it wishes to expand into; and

(B)	the particular Licensed Products and Licensed Services (“Identified Matters”) it wishes to supply in that territory or territories, and any other relevant details.

Earth will notify Mercury in writing within ninety (90) days of receipt of Mercury’s notice whether or not Earth consents to the geographical expansion proposed by Mercury in relation to the Identified Matters described in its notice, such consent not to be unreasonably withheld. During the said ninety (90) days Mercury shall respond promptly to any reasonable questions of Earth in connection with the proposed geographical expansion for the Identified Matters. If Earth consents to all or any part of the proposed geographical expansion in relation to all or any of the Identified Matters the parties shall promptly amend this Agreement to reflect the consent given, and this Agreement shall be amended effective as of the date of such amendment.

2.4	Mercury undertakes to Earth that it shall not, and Mercury shall procure that its Affiliates do not, use or exploit the Licensed IP and the Licensed Know-How (or any part of it) save as expressly permitted by the terms of this Agreement.

3.	PROSECUTION AND MAINTENANCE

3.1	Earth shall, subject to Clause 3.2, pay all renewal fees due in respect of the maintenance of each granted or issued patent or other registered Intellectual Property right in the Territory included within the Licensed IP.

3.2	If Earth or any Affiliate of Earth intends not to proceed with the payment of any renewal fees due in respect of the maintenance of any granted or issued patent or other registered Intellectual Property right in the Territory included within the Licensed IP, Earth shall give Mercury at least sixty (60) days’ written notice of this intention. If within sixty (60) days of receipt of such notice, Mercury notifies Earth in writing that it wishes to take an assignment of any such registered right, Earth shall assign (subject to (a) any encumbrances, licences and other rights of third parties to which that or registered right is subject at the date of assignment and (b) any applicable requirements of law) such registered right to Mercury or any person nominated by Mercury for nominal

8

consideration and as soon as reasonably practicable following Earth’s receipt of Mercury’s notification (a “Mercury Assignment”). Upon any such Mercury Assignment, the registered right the subject of that Mercury Assignment shall cease to be included within the Licensed IP. Mercury shall bear all registration fees and all reasonable costs incurred by Earth in connection with a Mercury Assignment.

3.3	Upon any Mercury Assignment, Mercury shall immediately grant to Earth a perpetual, irrevocable, royalty-free, transferable, non-exclusive licence (including the right to grant sub-licences) to use and exploit without restriction the Intellectual Property the subject of that Mercury Assignment.

4.	INFRINGEMENT

4.1	If Mercury becomes or is made aware that any infringement or unauthorised use of any of the Licensed IP or the Licensed Know-How by a third party within the Territory is occurring or threatened (an “Infringement”), it shall promptly provide Earth with such information as it has concerning:

(A)	the Infringement; and

(B)	the identity of the infringer or unauthorised user and any other person involved in such Infringement,

and in addition shall provide the information which alerted Mercury to the Infringement.

4.2	Earth shall have the first right to bring and control any action or proceedings relating to any Infringement, including (without limitation) its prosecution or defence. Mercury shall:

(A)	give Earth all such reasonable assistance as Earth may from time to time reasonably request in connection with such proceedings, provided that Earth shall pay Mercury’s reasonable costs incurred in doing so; and

(B)	make no admission as to liability and shall not agree to any settlement or compromise of such proceedings without the prior written consent of Earth.

4.3	If Earth notifies Mercury that it does not intend to take action in respect of an Infringement, or for any reason Earth does not bring proceedings in respect of an Infringement within two (2) months of becoming aware of that Infringement, then Mercury may at its own cost bring and control proceedings in respect of that Infringement. Earth shall:

(A)	give Mercury all such reasonable assistance as Mercury may from time to time reasonably request in connection with such proceedings and/or to enable Mercury to bring and/or control such proceedings (excluding however lending its name to such proceedings which will be determined by Earth in its discretion on a case by case basis provided that if any such proceedings cannot be brought by Mercury unless Earth lends its name to such proceedings, Earth shall not

9

unreasonably refuse to lend its name to such proceedings), provided that Mercury shall pay Earth’s reasonable costs incurred in doing so; and

(B)	make no admission as to liability and shall not agree to any settlement or compromise of such proceedings without the prior written consent of Mercury.

4.4	Any award of damages or costs obtained from any such action or proceedings referred to above, or any sum obtained pursuant to a settlement of the same, shall accrue to the party controlling such action or proceedings.

4.5	If, in any proceedings referred to above, an allegation or claim is made by the defendant that the Licensed IP asserted in such proceedings is invalid, Earth alone shall have the sole right (at its option and cost) to defend such allegation or claim. Earth may (at its option) consult with Mercury in relation to any decision which may affect the scope of protection conferred by the Licensed IP and Mercury shall give Earth all such reasonable assistance as Earth may from time to time reasonably request in connection with such allegation or claim.

5.	TERM AND TERMINATION

5.1	This Agreement shall come into force on the Commencement Date and shall continue, subject to Clause 5.4:

(A)	in respect of the licence of Licensed IP, until the expiry of last to expire of the rights included within the Licensed IP; and

(B)	in respect of the licence of Licensed Know-How, until the Licensed Know-How ceases to be confidential otherwise than through the fault of Mercury or any of its Affiliates or sublicensees; and

(C)	in respect of the Trade Marks, until the first anniversary of the Commencement Date.

5.2	If Earth believes that Mercury or any of its Affiliates has committed or caused, or is committing or causing, a material breach of this Agreement (the “Alleged Breach”) Earth may (without prejudice to any rights or remedies it may have against Mercury) notify Mercury in writing of that fact (“Breach Notice”), such Breach Notice to include reasonable details of that Alleged Breach and a requirement that Mercury rectifies or (where the breach cannot be rectified) ceases that Alleged Breach.

5.3	If Mercury does not either:

(A)	demonstrate to Earth’s reasonable satisfaction that the Alleged Breach has been rectified or ceased (as applicable); or

(B)	deliver to Earth a notice disputing (and providing reasonably detailed reasons) that the Alleged Breach constitutes (or constituted, as the case may be) a material breach of this Agreement (“Mercury Dispute Notice”),

10

within thirty (30) days of Mercury’s receipt of the Breach Notice (or such longer period as may be specified in the Breach Notice), then either party may refer to arbitration the Alleged Breach as a Dispute pursuant to Clause 20 (the “Referral”) requesting that the arbitral tribunal make a ruling as to whether the Alleged Breach constitutes (or constituted as the case may be) a material breach of this Agreement (the “Breach Ruling”). The parties shall additionally instruct the arbitral tribunal, and shall each use their best endeavours to ensure, that the Breach Ruling is delivered as soon as reasonably practicable but in any event within ninety (90) days of the Referral.

5.4	If the Breach Ruling determines that the Alleged Breach constitutes (or constituted as the case may be) a material breach of this Agreement, Earth may (unless within 30 (thirty) days of the delivery to the parties of the Breach Ruling Mercury can demonstrate to Earth’s reasonable satisfaction that the Alleged Breach has been rectified or ceased (as applicable)) terminate this Agreement immediately by notice in writing to Mercury.

5.5	Mercury shall bear its own costs and shall pay Earth’s costs (including reasonable legal and other professional fees) incurred pursuant to the procedure set out in Clauses 5.2 to 5.4 (the “Breach Procedure”) if:

(A)	the Breach Ruling determines that the Alleged Breach did constitute a material breach of this Agreement (whether or not Mercury thereafter rectifies or ceases the Alleged Breach (as applicable) in accordance with Clause 5.4); or

(B)	Mercury rectifies or ceases the Alleged Breach (as applicable)) at any point during the Breach Procedure prior to the delivery of any Breach Ruling.

5.6	In all circumstances other than those set out in Clause 5.5(A) and 5.5(B) the costs of the Breach Procedure shall be borne by the parties as directed by the relevant arbitral tribunal.

5.7	Invoking the Breach Procedure and/or termination of this Agreement shall be without prejudice to any other right or remedy Earth may have in respect of any breach of this Agreement by Mercury.

5.8	If Mercury or any of its Affiliates challenges (or assists any third party in challenging):

(A)	the validity of, or Earth’s ownership of, any of the Licensed IP or the Trade Marks; or

(B)	Earth’s ownership of any rights in or to the Licensed Know-How,

then Earth shall be entitled by notice to Mercury to terminate this Agreement with immediate effect in respect only of the Licensed IP, the Trade Marks or the Licensed Know-How the subject of the challenge.

5.9	Upon termination of this Agreement in respect of any Trade Mark, Licensed IP or Licensed Know-How pursuant to Clause 5.8, Mercury shall continue to be bound by the terms of Clause 8 and Mercury shall immediately cease all use of such Trade Mark,

11

Licensed IP and Licensed Know-How (except that it shall not be required to cease use of any Licensed Know-How which Mercury can demonstrate falls within any of Clauses 8.2(A) to 8.2(E)).

5.10	Upon termination of this Agreement pursuant to Clause 5.4, Mercury shall continue to be bound by the terms of Clause 8 and Mercury shall immediately cease all use of the Licensed IP and Licensed Know-How (other than those patents and patent applications which have expired and any Licensed Know-How which Mercury can demonstrate falls within any of Clauses 8.2(A) to 8.2(E)).

5.11	Within thirty (30) days of termination of this Agreement in whole or part Mercury shall return to Earth (or, at Earth’s direction, destroy) all drawings and other documents or materials (whether in tangible or electronic form) then in the possession or under the control of Mercury, its sublicensees and its Affiliates (or any of them) which contain or reference the Licensed IP or Licensed Know-How (or any of it) the rights to which have been terminated.

6.	TRADE MARKS

6.1	Mercury agrees that the ownership of the Trade Marks shall, as between Mercury and Earth (and their respective Affiliates), always remain vested in Earth (or any of its Affiliates), both during the period of the licence granted pursuant to this Agreement and thereafter (unless the parties agree otherwise) and if required by Earth at any time Mercury shall upon payment of £1 sterling assign to Earth all such rights, if any, in or to the Trade Marks (or any of them) as may have become vested in Mercury or any of its Affiliates by reason of their use after the Commencement Date.

6.2	Mercury shall ensure that the quality standard of all products and services produced or supplied by it or any of its Affiliates under or by reference to the Trade Marks (or any of them) is of a quality standard that is no lower than the quality standard maintained by Mercury or its Affiliates in relation to equivalent products or services produced or supplied by Mercury or its Affiliates under or by reference to the Trade Marks immediately prior to the Commencement Date.

7.	IMPROVEMENTS

7.1	As between the parties, each party shall own all rights in any Improvement developed or created by or on behalf of that party, and this Agreement shall not confer on or grant to the other party any licence or other rights to any such Improvement.

8.	CONFIDENTIALITY

8.1	Subject to Clause 8.2, Mercury shall and shall procure that its Affiliates shall, during the term of this Agreement and thereafter, maintain in strict confidence all of the Licensed Know-How and will not disclose any of the same except to its employees, Affiliates, agents, sub-contractors and/or permitted sub-licensees and any disclosure shall be made subject to an express obligation of confidentiality. Mercury will and will procure that its Affiliates will, if requested by Earth, but at its own expense, take reasonable

12

steps to enforce any duty of confidence owed to it by any employee, agent or sub-contractor (or ex-employee, ex-agent or ex sub-contractor) or any sub-licensee or ex-sub-licensee in so far as such enforcement appears to Earth to be necessary for the protection of the confidentiality of the Licensed Know-How.

8.2	The confidentiality and non-disclosure obligations set out in Clause 8.1 shall not apply to any Licensed Know-How which Mercury can demonstrate:

(A)	is in or has entered into the public domain other than as a result of a breach of the obligations imposed by this Agreement by Mercury or by any of its Affiliates;

(B)	was received from a third party which is under no confidentiality obligation;

(C)	was independently developed by Mercury or any of its Affiliates without use of any Licensed Know-How;

(D)	Earth agreed in writing may be disclosed; or

(E)	is required to be disclosed by law, regulation or the rules of any stock exchange to which Mercury is subject.

8.3	For the avoidance of doubt, nothing in this Clause 8 shall operate to restrict or limit the rights granted to Mercury in respect of the Licensed Know-How under Clause 2.

9.	FURTHER OBLIGATIONS

9.1	Save as may be provided in any other Transaction Document, neither party shall hold itself out to be the other party’s agent or as having any authority whatsoever to accept any order on behalf of the other party or to give any warranty or make any representation on behalf of the other party or to make or settle any claim or pledge the credit of or contract in any other manner on behalf of the other party or commit the other party to any liability or obligation of any kind whatsoever.

9.2	Mercury shall and shall procure that its Affiliates shall take reasonable steps to enforce each provision of each sub-licence granted by Mercury or any of Mercury’s Affiliates which is called for by this Agreement or which is a provision which operates for the benefit of Earth.

10.	NO REPRESENTATIONS, WARRANTIES OR INDEMNITIES

10.1	Without prejudice to the generality of Clause 13 and the provisions of any other Transaction Document, Mercury acknowledges and agrees that it has not relied on any express or implied covenant, warranty, representation, guarantee, promise, inducement, indemnity or undertaking whatsoever (whether statutory, contractual or otherwise) in respect of the Licensed IP, the Trade Marks or Licensed Know-How and it shall not be entitled to and will not make any objection or claim against Earth or, as the case may be, any Affiliate of Earth (including any Affiliate of Mercury which has become an Affiliate of Earth) in respect of any such matters, save in respect of fraud.

13

10.2	Without prejudice to Clause 10.1 and the provisions of any other Transaction Document or any other agreement between the parties, each party (the “Exploiting Party”) acknowledges that all use and exploitation of the Licensed IP, the Trade Marks and Licensed Know-How (or any of it or them) by the Exploiting Party and its sub-licensees is at the Exploiting Party’s risk, and that the Exploiting Party is responsible for (and the other party has no liability or responsibility for) any infringement of third party rights that may arise as a result of any use or exploitation by the Exploiting Party or any of its sub-licensees of all or any part of the Licensed IP, the Trade Marks or Licensed Know-How.

10.3	The parties acknowledge that this Clause 10 is reasonable.

11.	ASSIGNMENT

11.1	Mercury may at any time assign, novate or otherwise transfer its rights and/or obligations under this Agreement, in whole or in part, to any third party. Earth shall, at the expense of Mercury, execute or procure the execution of all such documents and take or procure the taking of all other actions as Mercury may reasonably request to give effect to any such assignment, novation or transfer.

11.2	Earth may at any time assign, novate or otherwise transfer its rights and/or obligations under this Agreement (in whole or part) to any third party to whom it (and/or any Affiliate of Earth ) assigns the Licensed IP, the Trade Marks and the Licensed Know-How (or any part of it or them). Earth shall ensure that any assignee of any Licensed IP, any Trade Mark or any part of the Licensed Know-How acquires the same subject to the licence rights granted to Mercury pursuant to this Agreement. Mercury shall, at the expense of Earth, execute or procure the execution of all such documents and take or procure the taking of all other actions as Earth may reasonably request to give effect to any such assignment, novation or transfer. Except in this case, Earth may not assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Mercury.

12.	NOTICES

12.1	A notice, notification or other communication required or permitted to be given or made under this Agreement shall only be effective if it is in writing.

12.2	Any notice, notification or other communication under this Agreement shall be addressed as provided in Clause 12.3 and, if so addressed, shall be deemed to have been duly given or made as follows:

(A)	if sent by personal delivery, upon delivery at the address of the relevant party;

(B)	if sent by first class post, two (2) business days after the date of posting; and

(C)	if sent by facsimile, on transmission to the correct number.

14

12.3	The relevant addressee, address and facsimile number of Earth and Mercury for the purposes of this Agreement are:

Party	Address	Facsimile number

Earth	[ ] for the attention of:

Mercury	[ ] for the attention of:

or such other address or facsimile number as each party may notify the other in writing from time to time.

13.	ENTIRE AGREEMENT

13.1	For the purposes of this Clause, “Pre-contractual Statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to this Agreement made or given by any person at any time prior to the date of this Agreement.

13.2	This Agreement and the Memorandum of Agreement, together with the Transaction Documents, constitute the whole and only agreement between the parties relating to the subject matter of this Agreement.

13.3	Except to the extent repeated in this Agreement, this Agreement supersedes and extinguishes any Pre-contractual Statement.

13.4	Each party acknowledges that in entering into this Agreement it is not relying upon any Pre-contractual Statement which is not set out in this Agreement.

13.5	Neither party shall have any right of action against the other party arising out of or in connection with any Pre-contractual Statement (except in the case of fraud) except to the extent repeated in this Agreement.

14.	REMEDIES AND WAIVERS

14.1	No delay or omission by either party in exercising any right, power or remedy provided by law or under this Agreement shall:

(A)	impair such right, power or remedy; or

(B)	operate as a waiver thereof.

14.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

14.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

15

15.	INVALIDITY

15.1	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

16.	FURTHER ASSURANCE

16.1	Each party shall, at the written request and cost of the other party, execute all documents and do all such acts and things as may be reasonably necessary to give full effect to this Agreement.

16.2	Earth shall, at the request and cost of Mercury, execute such documents as are reasonably necessary for registration of the licences granted under this Agreement with the patent offices and/or any other relevant authorities in any country of the world, provided that the terms of this Agreement are kept confidential and not placed on public record.

17.	THIRD PARTY RIGHTS

17.1	The parties do not intend that any term of this Agreement should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

18.	GENERAL CONDITIONS

18.1	The termination of this Agreement shall be without prejudice to any obligations or rights on the part of any party which have accrued prior to such termination and shall not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after, such termination.

18.2	No variation, modification or alteration of any of the terms of this Agreement shall be of any effect unless in writing signed on behalf of each of Mercury and Earth.

18.3	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, but shall not be effective until each party has executed at least one counterpart.

19.	GOVERNING LAW

19.1	This Agreement shall be governed by and construed in accordance with English law.

16

20.	ARBITRATION

20.1	For the purposes of this Clause, a “Dispute” means any dispute, difference, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, breach or termination.

20.2	Subject to Clause 20.3, any Dispute shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this Clause.

20.3	Any reference of a Dispute to arbitration in accordance with this Clause shall only be made by Mercury and/or, as the case may be, Earth.

20.4	The seat, or legal place, of arbitration, shall be London.

20.5	The arbitral tribunal shall consist of three arbitrators, of which one arbitrator is to be appointed by Earth and one arbitrator is to be appointed by Mercury. The third arbitrator shall be nominated jointly by the two party-nominated arbitrators following their appointment.

20.6	The language to be used in the arbitral proceedings shall be English. If any party seeks to rely upon any document which is expressed in a language other than English, that party must submit a translation of that document.

20.7 (A)	If any Dispute to be referred to arbitration (a “New Dispute”) arises after a Dispute has already been referred to arbitration but not yet finally determined (the “Existing Dispute”) the arbitral tribunal appointed or to be appointed in respect of any such Existing Dispute (the “Existing Tribunal”) shall also, if agreed between Earth and Mercury, become the tribunal in respect of the New Dispute, save where any or all members of the Existing Tribunal shall be unable or unwilling to act, in which case the replacement(s) shall be appointed by the LCIA.

(B)	If there is more than one Existing Tribunal when a New Dispute arises Earth and Mercury can agree to which Existing Tribunal that New Dispute be referred, save that if any or all members of that Existing Tribunal shall be unable or unwilling to act, the replacement(s) shall be appointed by the LCIA.

(C)	Where Earth and Mercury do not agree to a New Dispute being referred to an Existing Tribunal in accordance with Clauses 20.7(A) or 20.7(B) above either party or both parties can make a reference to arbitration under Clause 20.3 above.

(D)	Any arbitral tribunal shall have power to make such directions or awards as it may consider just and desirable in connection with any Existing Dispute and any New Dispute.

17

20.8	For the avoidance of doubt, the validity of any Intellectual Property right (including the validity of any such right included within the Licensed IP) shall be determined solely by the courts or other appropriate body of the jurisdiction in which such Intellectual Property right subsists.

IN WITNESS of which this Agreement has been entered into as a deed and has been delivered on the date first written above.

18

EXECUTED as a deed by [EARTH]	)
acting by [name of director]	)

and [name of director/secretary]	)	Director

Director/Secretary

EXECUTED as a deed by [MERCURY]	)
acting by [name of director]	)

and [name of director/secretary]	)	Director

Director/Secretary

19

SCHEDULE 1

TRADE MARKS

Marconi

20

SCHEDULE 6

PENSIONS AND SIMILAR BENEFITS

PART 1

1.	Interpretation

In Part 1 of this Schedule the following expressions shall have the meanings assigned to them below:

Adjusted UK Transfer Amount means the UK Transfer Amount increased by the rate of investment return applicable to the UK Scheme as a whole for the period from the UK Closing to the date of payment (save that, in the absence of such investment return being published at the time of calculation, then suitable investment indices approximating to the actual scheme return will be used).

Cash Balance US Scheme means the cash balance scheme applicable to Transferring Employees and other Marconi employees employed in the United States.

Core Schemes means the Overseas Schemes identified in the table prepared by Marconi in Part 4 of this Schedule.

Legacy US Schemes means the defined benefit plans applicable to Marconi employees or former employees in the United States other than the cash balance plan applicable to the Transferring Employees.

Overseas Schemes means any schemes, other than in the United Kingdom, Germany or the United States, which provide any Retirement Benefits to the Transferring Employees.

Retirement Benefits means any retirement benefits, pensions, post retirement life insurance or medical care, other long-term employee benefits (including long-service leave or sabbatical leave, jubilee or other long-service benefits, long-term disability benefits or deferred compensation) or termination benefit, whether by way of pension, lump sum, medical benefits or otherwise on retirement, death or cessation of service (except to the extent such benefits are enhanced as a result of termination of service being on account of redundancy or otherwise at the instigation of the employer).

Transferring Employees means those persons who are as at the Effective Date employed in the businesses or the companies which are the subject of the Transactions and who become employees of Ericsson or any Ericsson subsidiary as a result of the Transactions.

UK Assumptions means the assumptions and methodology set out in Part 2 of this Schedule.

UK Closing means closing of the Transactions relevant to the United Kingdom.

UK Scheme means The G.E.C. 1972 Plan.

UK Transfer Amount means in respect of any consenting Transferring Employee the lower of:

(a)	the value of the benefits accrued by the Transferring Employee under the UK Scheme to the UK Closing (including any Credited Interest, as defined in the rules of the UK Scheme), calculated in accordance with the UK Assumptions, and

(b)	the proportion of the total assets of the UK Scheme which the amount calculated at (a) bears to the total liabilities of the UK Scheme.

2.	General principle

2.1	Part 4 of this Schedule sets out brief details for the Core Schemes and the liabilities for Retirement Benefits which Marconi proposes Ericsson assume in respect of each such scheme.

2.2	Save as provided in paragraphs 3, 4 and 5 of this Schedule, Ericsson will execute such documents and take all such actions as may be necessary to assume responsibility for any Overseas Schemes and shall indemnify Marconi against any liabilities, costs, claims, damages and expenses in relation to the Overseas Schemes.

3.	UK Scheme

3.1	Marconi shall retain responsibility for the UK Scheme and shall indemnify Ericsson against any liabilities, costs, claims, damages and expenses in relation to the UK Scheme.

3.2	Ericsson will offer each of the Transferring Employees who is an active member of the UK Scheme on both the Effective Date and UK Closing the opportunity to transfer his accrued rights and entitlements under the UK Scheme in respect of periods prior to the UK Closing to a retirement benefit scheme sponsored by Ericsson or a relevant subsidiary (the UK Ericsson Scheme).

3.3	Marconi will use its reasonable endeavours to procure that the UK Scheme transfers to the UK Ericsson Scheme in respect of each consenting Transferring Employee assets equal to the Adjusted UK Transfer Amount for the period in relation to that Transferring Employee’s pensionable service in the UK Scheme up to and including the UK Closing. For the avoidance of doubt, allowance will be made for salaries to increase to the date of assumed future leaving, death or retirement in line with the actuarial assumptions.

3.4	The relevant Master Agreement shall set out the arrangements for seeking the consent of the Transferring Employees to the transfer of their accrued benefits, the arrangements for calculating, agreeing and effecting the transfer and any other matters agreed between Marconi and Ericsson in relation to the transfer. The parties agree that the transfer of assets and liabilities should be expedited.

3.5	If and to the extent that the trustees of the UK Scheme effect a transfer to the UK Ericsson Scheme in accordance with the above arrangements in respect of any consenting Transferring Employee in respect of their pensionable service prior to the UK Closing, Ericsson shall use its reasonable endeavours to procure that the Transferring Employee shall be entitled to benefits in the UK Ericsson Scheme which are of equal actuarial value (on the assumptions adopted by the trustees of the UK Ericsson Scheme) to the transfer payment actually effected.

4.	US Pensions

4.1	Marconi shall retain responsibility for the Legacy US Schemes and shall indemnify Ericsson against any liabilities, costs, claims, damages and expenses in relation to the Legacy US Schemes including in relation to any withdrawal liabilities.

4.2	Ericsson will execute such documents and take all such actions as may be necessary to assume responsibility for the Cash Balance US Scheme and shall indemnify Marconi against any liabilities, costs, claims, damages and expenses in relation to the Cash Balance US Scheme.

5.	Germany Pensions

5.1	Ericsson will execute such documents and take all such actions as may be necessary to assume responsibility for the scheme in Germany referred to in Part 4 of this Schedule (except for the Excluded Part) and shall indemnify Marconi against any liabilities, costs, claims, damages and expenses in relation to the scheme in Germany (except for the Excluded Part).

5.2	Marconi shall retain the liabilities and the provisions relating to the employees who are being retained by Marconi (the Excluded Part) and shall indemnify Ericsson against any liabilities, costs, claims, damages and expenses in relation to the Excluded Part.

6.	Other Benefits

6.1	Ericsson will execute such documents and take all such actions as may be necessary to assume responsibility for any other Retirement Benefits in the United Kingdom, Germany and the United States (except for pensions and as provided in paragraphs 3, 4 and 5 of this Schedule) for Transferring Employees.

PART 2

METHODOLOGY AND ASSUMPTIONS FOR CALCULATING UK TRANSFER AMOUNT (PART 1 OF THIS SCHEDULE)

The general principles to be used for the calculation of the UK Transfer Amount at the UK Closing will be those used for the purposes of International Accounting Standards (IAS19) and these principles will in all cases be overriding.

As a starting point, and before application of the overriding principle above, the principles and actuarial assumptions used by Marconi for their FRS17 calculations at 5 April 2005 will be used. The financial actuarial assumptions will be updated to allow for the movement in bond yields and changes in market expected inflation in the period to the effective date of the calculations. The precise mechanism for this update will be agreed by Marconi and Ericsson and set out in the relevant Master Agreement. For the avoidance of any doubt, full allowance will be made for salaries projected to the expected date of future leaving, retirement or death as appropriate.

If prior to the date of payment of the UK Transfer Amount Marconi adopts a mortality table or promotional salary scale for the purposes of its own pensions accounting figures (whether they be year end or interim figures) that would lead to a higher liability figure than is suggested above then this revised mortality table or promotional salary scale, as appropriate, will be used for the purposes of this Schedule.

PART 3

VALUATION OF RETIREMENT BENEFIT LIABILITIES FOR THE PURPOSES OF AGREEING CHANGES TO REVISED PROVISIONAL CLOSING BALANCE SHEET (CLAUSE 3.3 OF THIS AGREEMENT)

The general principles to be used for the calculation of the pension and similar benefits will be those used for the purposes of International Accounting Standards (IAS19) and these principles will in all cases be overriding.

As a starting point, and before application of the overriding principle above, the principles and actuarial assumptions used by Marconi for their FRS17 calculations at 5 April 2005 will be used. The financial actuarial assumptions will be updated to allow for the movement in bond yields and changes in market expected inflation in the period to the effective date of the calculations. The precise mechanism for this update will be agreed in the relevant Master Agreement. For the avoidance of any doubt, full allowance will be made for salaries projected to the expected date of future leaving, retirement or death as appropriate.

If prior to the Effective Date Marconi adopts a mortality table for the purposes of its own pensions accounting figures (whether they be year end or interim figures) that would lead to a higher liability figure than is suggested above then this revised mortality table will be used for the purposes of this Schedule.

PART 4

CORE SCHEMES

Territory	Overview	Type of Plan	Company Contributions	Management	Funding	Marconi Proposal

Australia	Plans required by law	DC	9% plus matching of employee contributions up to a further 3%	Managed by BT On-line	N/A	Ericsson to assume

China	Statutory government plan	DC	20-22% of previous years salary	Government administered plan	N/A	Ericsson to assume

Germany	Liability associated with Marconi telecoms business in Germany, previously Bosch telecom	Cash Balance Plan	No fund, but pension building blocks are 1.5% below state limit, 9% above	Administered in house	FRS17 deficit of £91M	Ericsson to assume except liability for VAS employees

Hong Kong	Plans required by law	DcC	Director < 5 years service 7.5%, > 5 years service 10%, Others < 5 years service 5%, > 5 Years service 7.5%	CMG Asia Ltd	N/A	Ericsson to assume

Ireland	Closed DB	DB plan, 3 actives	Non Contributory	Mercer (Mgmt) Hibernia (investment)	Nil	Ericsson to assume

Ireland	Ongoing DC	DC	5%	Mercer (Mgmt) Hibernia (investment)	N/A	Ericsson to assume

Italy	Dirigenti Plan	DC	5%	External	N/A	Ericsson to assume

Italy	TFR	DB				Ericsson to assume

Territory	Overview	Type of Plan	Company Contributions	Management	Funding	Marconi Proposal
Singapore	Plans required by law	DC	13% of salary capped at $5000	Government administered plan	N/A	Ericsson to assume

South Africa	Old DB plan associated with comms business < 10 members	DB	19.50%		cSAR3M	Ericsson to assume

South Africa	Replacement DC Plan	DC	9%	Alexander Forbes (Mgmt) Investment Solutions (Investments)	N/A	Ericsson to assume

South Africa	Retiree Medical Plan					Ericsson to assume

USA	Legacy GEC Plans	Closed DB	Closed	Administered in House	FRS17 deficit £11M	Marconi to retain

USA	Ongoing Plan	Open cash balance	1.5%-4.5%	Administered in House		Ericsson to assume

USA	401(k) Plan	DC				Ericsson to assume

SCHEDULE 7

CALCULATION OF CONSIDERATION

1.	Asset Transactions

The aggregate consideration for the assets which are the subject of an Asset Transaction shall be an amount equal to the value attributed in schedule 3 (as adjusted) to:

(a)	intangible assets; plus

(b)	net tangible assets (including cash) as at the Effective Date.

In determining the value to be attributed to the intangible assets, goodwill will be included at a value of £nil.

In determining the value to be attributed to the net tangible assets as at the Effective Date:

(i)	No account shall be taken of intra-group payables and receivables (whether trading or non-trading) accrued or reserved as at the Effective Date;

(ii)	No account shall be taken of any accrual, provision or reserve for VAT, sales taxes or any other Taxation accrued as at the Effective Date;

(iii)	No account shall be taken of any accrual, provision or reserve for bonuses or incentives as referred to in clause 1.3(h);

(iv)	The costs of any investment(s) in subsidiaries will be included at a value of £nil;

(v)	No account shall be taken of any asset other than an asset to be acquired by Ericsson or an Ericsson subsidiary in accordance with this agreement;

(vi)	There shall be no accrual, provision or reserve in respect of any liability other than a liability to be assumed by Ericsson or an Ericsson subsidiary in accordance with the provisions of this agreement;

(vii)	There shall be no accrual, provision or reserve in respect of any costs, liabilities or charges to be incurred after the Effective Date relating to the disposal, closure, reorganisation or restructuring of any operations other than those duly authorised by Marconi (if any) prior to the Effective Date;

(viii)	No account shall be taken of the provision for the Siemens contract in Germany carried at £2.3 million as at 30 September 2005;

(ix)	No account shall be taken of the provision for the GT Nigeria contract carried at £2.59 million as at 30 September 2005;

(x)	No account shall be taken of any intra-company profit in stock;

(xi)	No account shall be taken of events arising after the Revised Provisional Closing Balance Sheet has been presented to Ericsson in accordance with the provisions of clause 3.1;

(xii)	No account shall be taken of the change of control of the assets or liabilities to be acquired or assumed pursuant to this agreement.

In determining the value to be attributed to inventory in, or included in schedule 3, the parties agree that such valuation shall exclude any intra-company profit to the extent that Marconi or the relevant Marconi subsidiary does not hold such inventory at the lower of cost and market value.

2.	Share Transactions

The aggregate consideration for the shares which are the subject of a Share Transaction shall be an amount equal to the value attributed in schedule 3 (as adjusted) to the relevant company’s net assets (including cash) as at the Effective Date.

In determining the value to be attributed to the net assets of the relevant company, the value to be attributed to the intangible assets shall be £nil.

In determining the value to be attributed to the net assets as at the Effective Date:

(i)	No account shall be taken of intra-group payables and receivables (whether trading or non-trading) accrued as at the Effective Date (save to the extent that they are not repaid, settled, released or discharged on or prior to closing in accordance with clause 2.9 in which case the net aggregate amount of such payables and receivables as at the Effective Date shall be taken into account in calculating the value of the net tangible assets as at the Effective Date);

(ii)	The cost of investment in subsidiaries will be included at a value of £nil;

(iii)	No account shall be taken of events arising after the Revised Provisional Closing Balance Sheet has been presented to Ericsson in accordance with the provisions of clause 3.1;

(iv)	No account shall be taken of the change of control of the companies which are the subject of the Transactions.

In respect of Share Transactions which involve the acquisition of shares in joint venture companies or associated companies, the same principles as set out above (for Share Transactions) shall apply save that the value of the investment in the joint venture company or associated company will be equal to the seller’s equity share of the net assets of that company.

SCHEDULE 8

LIMITATIONS

PART 1

Limitations on liability and conduct in relation to Marconi’s liability to indemnify Ericsson in respect of certain matters specified in this agreement and the agreements to be entered into in accordance with the provisions of clause 1.7

1.	GENERAL

Each provision of this schedule 8 shall be read and construed without prejudice to each of the other provisions of this schedule 8. In this schedule 8, Liability Allocation Provisions means in relation to Marconi and in relation to Ericsson, the indemnity provisions set out in this agreement in so far as Marconi or Ericsson is the indemnifying party.

2.	CONDUCT OF CLAIMS (OTHER THAN PURSUANT TO PARAGRAPH 5)

2.1	Upon Ericsson or any Ericsson subsidiary becoming aware of any claim, action or demand against it or any other matter (other than pursuant to paragraph 5 of this part 1) likely to give rise to any claim under any of the Liability Allocation Provisions:

(i)	Ericsson shall as soon as practicable notify Marconi thereof in writing;

(ii)	subject to Marconi indemnifying Ericsson or the relevant Ericsson subsidiary against any liabilities, charges, losses, damages, payments, costs and expenses which may be incurred thereby (but without implying any admission of liability thereby), Ericsson shall take such action and give such information and access to personnel, premises, documents and records to Marconi and their professional advisers as Marconi may reasonably request and Marconi shall take such action and, subject to paragraph 3 of this part 1 and subject to Marconi indemnifying Ericsson or the relevant Ericsson subsidiary against any liabilities, charges, losses, damages, payments, costs and expenses which may be incurred thereby, shall be entitled to require Ericsson or the relevant Ericsson subsidiary to take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

(iii)

subject to Marconi indemnifying Ericsson or the relevant Ericsson subsidiary against any liabilities, charges, losses, damages, payments, costs and expenses which may be incurred thereby (but without implying any admission of liability thereby), Marconi shall take the sole conduct of such actions as Marconi may deem appropriate in connection with any such assessment or claim in the name of Ericsson or the relevant Ericsson subsidiary and in that connection Ericsson or the relevant Ericsson subsidiary shall subject to paragraph 3 of this part 1 and subject to Marconi indemnifying Ericsson or the relevant Ericsson subsidiary against any liabilities, charges, losses, damages, payments, costs and expenses which may be incurred thereby give or cause to be given to Marconi all such assistance as it may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such solicitors or other professional advisers as Marconi may approve in writing (such approval not to be unreasonably withheld or delayed) to act on behalf of Ericsson or the relevant Ericsson subsidiary, as appropriate, but to act in accordance with Marconi’s sole instructions provided that Ericsson or the relevant Ericsson subsidiary shall not be required to commence any legal proceedings where either:

(a)	Ericsson or the relevant Ericsson subsidiary has validly assigned all of its rights in relation to the relevant claim to Marconi in a manner which entitles it to the same benefits in respect of such rights as Ericsson or the relevant Ericsson subsidiary had; or

(b)	where sub-paragraph 2.1(iii)(a) does not apply, Marconi has not notified the relevant party against whom such proceedings are brought that such proceedings are being brought at the instruction of Ericsson or the relevant Ericsson subsidiary; and

(iv)	subject to paragraph 3 of this part 1, make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of Marconi, such consent not to be unreasonably withheld or delayed.

2.2	Subject to paragraph 3 of this part 1, Marconi shall be entitled at any stage and at its sole discretion to settle any such third party assessment or claim.

2.3	Paragraph 5 of this part 1 applies to works in relation to any environmental matter which in accordance with clauses 1.3 and 1.5 is not a liability to be assumed by Ericsson or an Ericsson subsidiary at or from any Transferring Properties (as defined in paragraph 5 of this part 1).

2.4	Marconi shall keep Ericsson promptly informed of the progress of any claim and, without prejudice to the generality of the foregoing, shall inform Ericsson in advance of any hearings in connection with that claim and shall provide Ericsson with copies of all relevant documents, correspondence and notes or other written records of telephone conversations or meetings, which relate to that claim and with such other information, including non-written records, in Marconi’s possession or control as may be requested by Ericsson.

3.	STEP IN RIGHTS

Ericsson may before any final settlement, adjudication, compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of a claim or that claim is otherwise finally disposed of give notice to Marconi that Ericsson or the relevant Ericsson subsidiary is assuming the conduct of the dispute, defence, settlement, adjudication, compromise or appeal of the claim at any time, provided it shall at the same time, in a legally binding manner, waive irrevocably and unconditionally in writing all rights which it may have against Marconi under the Liability Allocation Provisions in relation to that claim.

4.	NO LIABILITY IF LOSS IS OTHERWISE COMPENSATED FOR

4.1	Marconi shall not be liable under any of the Liability Allocation Provisions to the extent that the subject of the claim has been or is made good or is otherwise compensated for or has been recovered by Ericsson or the relevant Ericsson subsidiary under this agreement or any other agreement entered into pursuant hereto, in each case, without cost to Ericsson or the relevant Ericsson subsidiary and Ericsson may only recover once in respect of the same loss.

4.2	If Marconi pays an amount pursuant to a claim under the Liability Allocation Provisions and Ericsson or the relevant Ericsson subsidiary subsequently recovers from some other person any sum in respect of any matter giving rise to such claim, Ericsson shall, and shall procure that the relevant Ericsson subsidiary shall, repay to Marconi the lesser of (i) the amount paid by Marconi to Ericsson or the relevant Ericsson subsidiary and (ii) the sum (including interest (if any)) recovered from such other person.

5.	CONDUCT AND CONTROL OF WORKS IN RELATION TO ENVIRONMENTAL MATTERS

5.1	Ericsson shall ensure with effect from the Effective Date that if Ericsson or the relevant Ericsson subsidiary has conduct and control of works in relation to any environmental matter which in accordance with clauses 1.3 and 1.5 is not a liability to be assumed by Ericsson or an Ericsson subsidiary at or from any land or buildings which are acquired by Ericsson or an Ericsson subsidiary pursuant to any Transaction (the Transferring Properties), then such environmental matters shall be dealt with in the same manner as they would be by a responsible company which is itself bearing the costs of any works carried out in relation to such environmental matters (and which is seeking, acting reasonably, to minimise its liabilities in relation to environmental matters) and in reasonable consultation with Marconi.

5.2	Marconi shall have the right at any time to assume conduct and control over works in relation to any environmental matter which in accordance with clauses 1.3 and 1.5 is not a liability to be assumed by Ericsson or an Ericsson subsidiary at or from any of the Transferring Properties by giving written notice to Ericsson. Where Marconi assumes conduct and control, Marconi shall consult with Ericsson and Ericsson or the relevant Ericsson subsidiary shall provide such reasonable information, assistance and facilities to Marconi as Marconi shall reasonably require (subject to reasonable arrangements in relation to commercial confidentiality and privilege). In the exercise of such conduct and control Marconi shall use all reasonable endeavours to avoid any disruption to the business of Ericsson or any relevant subsidiary of Ericsson.

5.3	Ericsson or the relevant Ericsson subsidiary shall not be entitled to recover any fines, penalties, damages, liabilities and costs or expenses in relation to environmental matter which in accordance with clauses 1.3 and 1.5 is not a liability to be assumed by Ericsson or an Ericsson subsidiary to the extent that such any fines, penalties, damages, liabilities and costs or expenses result from or are increased by:

(i)	matters referred to in clause 1.3(a) which first arise or come into existence after the Effective Date as a result of the introduction or release into the environment by Ericsson or an Ericsson subsidiary or by any person under the reasonable control of Ericsson or an Ericsson subsidiary at the Transferring Properties of any hazardous, toxic or polluting substances, contaminants or waste at any time after the Effective Date;

(ii)	demolition, permanent closure or permanent cessation of operations, material development, or change of use after the Effective Date (except for expansion of the business carried on as at the Effective Date to the extent such development and/or expansion constitutes an increase of not more than 40% in the built area of the relevant site) or a material change of use (to a more environmentally sensitive use); or

(iii)	any negligent or reckless action by Ericsson or any Ericsson subsidiary after the Effective Date.

PART 2

Limitations on liability and conduct in relation to Ericsson’s liability to indemnify Marconi in respect of certain matters specified in this agreement and the agreements to be entered into in accordance with the provisions of clause 1.7

1.	CONDUCT OF CLAIMS

1.1	Upon Marconi or any Marconi subsidiary becoming aware of any claim, action or demand against it or any other matter likely to give rise to any claim under any of the Liability Allocation Provisions:

(i)	Marconi shall as soon as practicable notify Ericsson thereof in writing;

(ii)	subject to Ericsson indemnifying Marconi or the relevant Marconi subsidiary against any liabilities, charges, losses, damages, payments, costs and expenses which may be incurred thereby (but without implying any admission of liability thereby) and Marconi shall take such action and give such information and access to personnel, premises, documents and records to Ericsson and their professional advisers as Ericsson may reasonably request and Ericsson shall take such action and, subject to paragraph 2 of this part 2 and subject to Ericsson indemnifying Marconi or the relevant Marconi subsidiary against any liabilities, charges, losses, damages, payments, costs and expenses which may be incurred thereby, shall be entitled to require Marconi or the relevant Marconi subsidiary to take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

(iii)	subject to Ericsson indemnifying Marconi or the relevant Marconi subsidiary against any liabilities, charges, losses, damages, payments, costs and expenses which may be incurred thereby (but without implying any admission of liability thereby), Ericsson shall take the sole conduct of such actions as Ericsson may deem appropriate in connection with any such assessment or claim in the name of Marconi or the relevant Marconi subsidiary and in that connection Marconi or the relevant Marconi subsidiary shall subject to paragraph 2 of this part 2 and subject to Ericsson indemnifying Marconi or the relevant Marconi subsidiary against any liabilities, charges, losses, damages, payments, costs and expenses which may be incurred thereby give or cause to be given to Ericsson all such assistance as it may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such solicitors or other professional advisers as Ericsson may approve in writing (such approval not to be unreasonably withheld or delayed) to act on behalf of Marconi or the relevant Marconi subsidiary, as appropriate, but to act in accordance with Ericsson’s sole instructions provided that Marconi or the relevant Marconi subsidiary shall not be required to commence any legal proceedings where either:

(a)	Marconi or the relevant Marconi subsidiary has validly assigned all of its rights in relation to the relevant claim to Ericsson in a manner which entitles it to the same benefits in respect of such rights as Marconi or the relevant Marconi subsidiary had; or

(b)	where sub-paragraph 1.1(iii)(a) does not apply, Ericsson has not notified the relevant party against whom such proceedings are brought that such proceedings are being brought at the instruction of Marconi or the relevant Marconi subsidiary; and

(iv)	subject to paragraph 2 of this part 2, make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of Ericsson, such consent not to be unreasonably withheld or delayed.

1.2	Subject to paragraph 2 of this part 2, Ericsson shall be entitled at any stage and at its sole discretion to settle any such third party assessment or claim.

1.3	Ericsson shall keep Marconi promptly informed of the progress of any claim and, without prejudice to the generality of the foregoing, shall inform Marconi in advance of any hearings in connection with that claim and shall provide Marconi with copies of all relevant documents, correspondence and notes or other written records of telephone conversations or meetings, which relate to that claim and with such other information, including non-written records, in Ericsson’s possession or control as may be requested by Marconi.

2.	STEP IN RIGHTS

Marconi may before any final settlement, adjudication, compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of a claim or that claim is otherwise finally disposed of give notice to Ericsson that Marconi or the relevant Marconi subsidiary is assuming the conduct of the dispute, defence, settlement, adjudication, compromise or appeal of the claim at any time provided it shall at the same time, in a legally binding manner, waive irrevocably and unconditionally in writing all rights which it may have against Ericsson under the Liability Allocation Provisions in relation to that claim.

3.	NO LIABILITY IF LOSS IS OTHERWISE COMPENSATED FOR

3.1	Ericsson shall not be liable under any of the Liability Allocation Provisions to the extent that the subject of the claim has been or is made good or is otherwise compensated for or has been recovered by Marconi or the relevant Marconi subsidiary under this agreement or any other agreement entered into pursuant hereto, in each case, without cost to Marconi or the relevant Marconi subsidiary and Marconi may only recover once in respect of the same loss.

3.2	If Ericsson pays an amount pursuant to a claim under the Liability Allocation Provisions and Marconi or the relevant Marconi subsidiary subsequently recovers from some other person any sum in respect of any matter giving rise to such claim, Marconi shall, and shall procure that the relevant Marconi subsidiary shall, repay to Ericsson the lesser of (i) the amount paid by Ericsson to Marconi or the relevant Marconi subsidiary and (ii) the sum (including interest (if any)) recovered from such other person.

SCHEDULE 9

ALLOCATION OF CONSIDERATION TO INTELLECTUAL PROPERTY

The allocation of the Consideration payable on Master Closing in accordance with clauses 2.6 for all Intellectual Property which is the subject of the Transactions that will take place in Italy, Germany, the United Kingdom and the United States on Master Closing (the Allocation of the Consideration for Intellectual Property) shall be as follows:

Technical Intellectual Property	£
Italy	156.0	m
Germany	159.0	m
UK	359.0	m
US	116.0	m

Total	790.0	m

Trade Marks
UK	200.0	m
US	10.0	m

Customer relations related Intellectual Property

Australia	3.0	m
Italy	5.0	m
UK	32.0	m
US	10.0	m

Total	50.0	m

Other (UK)	50.0	m

Any adjustment to the Allocation of the Consideration for Intellectual Property shall require the written agreement of both parties to this agreement.

55